ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), entered into this 31st day of March, 2014, is by and among EC Company, an Oregon corporation with a principal place of business at 2121 NW Thurman Street, Portland, Oregon 97210 (“Purchaser”), WPCS INTERNATIONAL – SEATTLE, inc., a Washington corporation with a principal place of business at 15241 NE 90th Street, Redmond, Washington 98052 (“WPCS-Seattle”), and WPCS INTERNATIONAL INCORPORATED (“WPCS”), a Delaware corporation with a principal place of business at One East Uwchlan Avenue, Suite 301, Exton, Pennsylvania 19341 (WPCS-Seattle and WPCS are collectively referred to as the “Sellers” and each individually as a “Seller”).

Sellers and Purchaser are collectively referred to herein as the “Parties”.

WITNESSETH

WHEREAS, the Sellers desire to cease the operation of the Business (as defined herein);

WHEREAS, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell and transfer to Purchaser, the assets of the Sellers relating to the Business, other than the Excluded Assets (both as defined herein) upon the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1         Defined Terms. As used in this Agreement, the following terms have the following meanings:

(a)           “Accounts Payable” means all bona fide accounts payable of Sellers related to the Business set forth on Schedule 1.1(a) and all accounts payable incurred in the ordinary course of business between the date of this Agreement and the Closing Date and set forth on the Supplemental Disclosure Schedules (as defined in Section 6.4(a)).

(b)           “Accounts Receivable” means all bona fide accounts receivable, notes receivable, and other amounts payable to Sellers, including Work in Process, in connection with the Business, as of the Closing Date, set forth on Schedule 1.1(b), but specifically excluding the Delinquent Receivables.

(c)           “Affiliate” means, as to any Person, any other Person who directly or indirectly controls, is under common control with or is controlled by such Person. As used in this definition, “control” (including, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

1

(d)           “Agreement” means, unless the context otherwise requires, this Asset Purchase Agreement together with the Schedules and Exhibits attached hereto, and the certificates and instruments to be executed and delivered in connection herewith.

(e)           “Assumed Contracts” means all written Contracts and all written customer orders, customer contracts, customer quotes, requests for proposals and requests for quotes of the Business delivered on or prior to the Closing Date or to be delivered following the Closing Date, set forth on Schedule 1.1(e), but specifically excluding any oral modifications or change orders. Copies of all Assumed Contracts for more than $25,000, including without limitation any change orders, have been provided by the Sellers to Purchaser prior to the Closing Date.

(f)           “Assumed Liabilities” means (i) the Accounts Payable of Sellers, and (ii) liabilities under the Assumed Contracts arising or performed after the Closing Date, but specifically excluding any other liabilities of the Sellers, including without limitation any Excluded Liabilities.

(g)           “Business” means the electrical contracting business conducted directly by the Sellers in the States of Washington and Oregon. For purposes of this definition, currently conducted by the Sellers means in support of the business of WPCS-Seattle and excludes all other subsidiaries of WPCS.

(h)            “Business Records” means originals or true copies of all operating data and financial records of Sellers relating to the Business, including accounting and bookkeeping books and records, purchase and sale orders and invoices, sales and sales promotional data, advertising materials, marketing analyses, past and present price lists, past and present customer service files, credit files, written operating methods and procedures, other financial information related to the Purchased Assets, reference catalogues, insurance files, personnel records, records relating to potential acquisitions and other financial records, on whatever media, pertaining to the Business, or to customers or suppliers of, or any other parties having contracts or other business relationships with, the Business. For purposes of clarity, communications of WPCS as well as correspondence and communications that are subject to a legally recognized privilege (such as the attorney-client privilege) or represent materials tendered to the Sellers pursuant to a non-disclosure agreement are not deemed “Business Records” for purposes of this Agreement.

(i)           “Cash” means all cash of WPCS-Seattle.

(j)           “Charter Documents” means each Parties’ articles or certificate of incorporation and bylaws in effect on the date hereof.

(k)           “Closing Date” means the date that the Closing occurs as determined by the mutual agreement of the Parties.

2

(l)           “COBRA” means the provisions of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and all regulations thereunder.

(m)           “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(n)           “Confidential Information” has the meaning set forth in Section 6.7(d).

(o)           “Contracts” means any agreement, contract, license, lease, instrument, note, bond, mortgage, indenture, guarantee or other legally binding commitment or obligation, whether oral or written, listed on Schedule 1.1(o).

(p)           “Customer Lists” means the benefit of WPCS-Seattle’s relationships with customers and all past and current customer lists and lists of potential customers of the Business (collectively, the “Customers”, and each a “Customer”).

(q)           “Deferred Liabilities” means all deferred liabilities of WPCS-Seattle related to the Business, including any deferred liabilities to Affiliates of WPCS-Seattle.

(r)           “Delinquent Receivables” means all accounts receivable, notes receivable, and other amounts payable to Sellers in connection with the Business, that are 180 days or more past due as of the Closing Date, including, without limitation, those listed on Schedule 1.1(r) (except for any undisputed billed or unbilled retainage that is 180 days or more past due as of the Closing Date).

(s)           “Directly Competitive” means engaging in or providing products, goods, services, support or technology similar to those provided by the Business in the States of Washington, Idaho, Montana or Oregon, including, without limitation, engaging in or providing such products, goods, services, support or technology in WPCS-Seattle’s electrical contracting business, market and service segments and/or that compete with WPCS-Seattle’s products, goods, services, support or technology as of the Closing Date.

(t)           “Encumbrance” means any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encroachment, reservation, restriction, encumbrance, or other right of any Person, or any other restriction or limitation of any nature whatsoever, affecting title to any of the Purchased Assets.

(u)           “Enforceability Limitations” means (i) bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights and (ii) the discretion of the appropriate Governmental Authority with respect to commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

3

(v)           “Environmental Claim” means any notice of violation, notice of potential or actual responsibility or liability, or Proceeding (including those for contribution and/or indemnity) by any Governmental Authority or other Person for any damage (including personal injury, tangible or intangible property damage, natural resource damage, indirect or consequential damages, investigative costs, removal, response or remediation costs, nuisance, pollution, contamination or other adverse effects on the environment or for fines, penalties or restrictions or conditions on environmental Permits) resulting from or relating to the following conditions, circumstances or acts existing or occurring before the Closing Date: (i) the presence of, a Release or threatened Release into the environment of, or exposure to, any Hazardous Substances, at, in, by or from any of the Facilities, (ii) the generation, manufacture, processing, distribution, use, handling, transportation, storage, treatment or disposal of any Hazardous Substances at or in connection with the operation of any of the Facilities, (iii) the violation, or alleged violation, of any Environmental Laws at or in connection with the operation of any of the Facilities, or (iv) the non-compliance or alleged non-compliance with any Environmental Laws at or in connection with the operation of any of the Facilities.

(w)           “Environmental Laws” means any applicable Governmental Requirements and any licenses, permits, notices or other requirements issued pursuant thereto, enacted, promulgated or issued by any Governmental Authority in any jurisdiction, in effect as of the Closing Date, relating to pollution or protection of public health or the environment (including any air, surface water, groundwater, land surface or sub-surface strata, whether outside, inside or under any structure), or to the identification, reporting, generation, manufacture, processing, distribution, use, handling, treatment, storage, disposal, transporting, presence, Release or threatened Release of, any Hazardous Substances. Without limiting the generality of the foregoing, Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Occupational Safety and Health Act, as amended and all similar or analogous laws enacted, promulgated or lawfully issued by any Governmental Authority.

(x)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(y)           “Excluded Assets” means the following assets of WPCS-Seattle:

(i)            the Cash;

(ii)          any rights of WPCS-Seattle under this Agreement and the other Transaction Documents;

(iii)         any Tax records of WPCS-Seattle, subject to applicable law;

(iv)         any Insurance of WPCS Seattle;

(v)          any rights specifically relating to Excluded Contracts, the Employee Benefit Plans and the documents evidencing or otherwise relating to the foregoing;

4

(vi)         any rights under any “Leases” as defined in Section 4.14 hereof; and

(vii)        the items described on Schedule 1.1(y)(vii).

(z)           “Excluded Contracts” means all Contracts other than Assumed Contracts, including, without limitation, those Contracts set forth on Schedule 1.1(z).

(aa)         “Excluded Liabilities” means any claims, lawsuits, liabilities, obligations, or any other debts or obligations of the Sellers or relating to the Business incurred or existing on or prior to the Closing Date, whether the same are known, unknown, accrued, contingent or otherwise (except to the extent an Assumed Liability), including, without limitation, the following:

(i)           any liability or obligation of the Sellers arising out of or in connection with the negotiation or preparation of this Agreement or any Transaction Document prepared in connection herewith or the consummation and performance of the transactions contemplated hereby;

(ii)          any Deferred Liabilities;

(iii)         the accounts payables of Sellers, except for the Accounts Payables;

(iv)        any liabilities or obligations associated with the Excluded Assets;

(v)         any amounts owed to or for the benefit of employees of WPCS-Seattle, including, but not limited to, amounts relating to wages, payroll, bonuses, commissions, benefits, vacations, sick pay, paid time off, personal days earned or accrued prior to the Closing Date (whenever payable), short-term disability, costs or liabilities, severance pay or union benefits, or any other liabilities or obligations (collectively, “Payroll Liabilities”) which relate to services performed prior to the Closing Date;

(vi)         any liability or obligation under the Excluded Contracts and other agreements to which any Seller is a party accruing prior to the Closing Date, to the extent not an Assumed Contract;

(vii)        any claim, liability or obligation of the Sellers, or any consolidated group of which any Seller is a member or shareholder, for any federal, state, county or local Taxes of any and all types, or any interest or penalties thereon, accrued for, applicable to or arising from any period prior to the Closing Date;

(viii)      any liability or obligation arising out of or in connection with the Business and operations of the Sellers, the Purchased Assets or the Assumed Contracts prior to the Closing Date, including without limitation any warranty claim for any services performed by or goods sold by the Sellers prior to the Closing Date;

(ix)         any liability or obligation for any borrowings of any Seller, including all short-term or long-term debt, except as otherwise provided herein;

5

(x)           any liability or obligation of any Seller to any Affiliate, any shareholder or any shareholder’s affiliated entities or family members;

(xi)         by reason of or for any default, breach or penalty, whether known or unknown, any liability or obligation under any agreement, contract or other arrangement or commitment of any Seller arising prior to the Closing Date; and

(xii)        any liability with respect to checks written on bank accounts of Sellers prior to the Closing Date that have not cleared as of the Closing Date.

(bb)        “Facilities” means any real property ever owned or leased by WPCS or any of their predecessors.

(cc)        “Financial Statements” means (a) the audited, consolidated balance sheet of WPCS as of April 30, 2013 and the related statement of operations (including related notes, if any) for the twelve (12) months ended April 30, 2013, and (b) the unaudited, consolidated balance sheet of WPCS as of December 31, 2013 and the related statement of operations (including related notes, if any) for the eight (8) months ended December 31, 2013 (the “Interim Financial Statements”), as delivered to Purchaser.

(dd)        “GAAP” means, with respect to all accounting matters and issues, generally accepted accounting principles as in effect from time to time in the United States applied (to the extent applicable) consistent with the Financial Statements.

(ee)        “Governmental Authority” means any federal, state, local or foreign government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government, or any supranational body.

(ff)        “Governmental Requirement” means any published law, statute, regulation, ordinance, rule, directive or code, and any order, judgment, writ, injunction, decree or award of any Governmental Authority, in each case, now in effect.

(gg)       “Hazardous Substances” means any pollutants, contaminants, substances, hazardous and/or toxic chemicals, carcinogens, wastes, and any ignitable, corrosive, reactive, toxic or other hazardous substances or materials, whether solids, liquids or gases (including petroleum and its derivatives, PCBs, asbestos, radioactive materials, waste waters, sludge, slag and any other substance, material or waste), as defined in or regulated by any Environmental Laws or as determined by any Governmental Authority.

(hh)       “Indemnified Party” means any Seller pursuant to Section 9.4 or Purchaser pursuant to Section 9.2.

(ii)        “Indemnifying Party” means any Seller pursuant to Section 9.2 or Purchaser pursuant to Section 9.4.

6

(jj)       “Intellectual Property” means all intellectual property, including, without limitation, (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, (ii) all trademarks and service marks (other than those identified as “DEAD” by the United States Patent and Trademark Office as of the date of this Agreement), trade dress, logos, trade names and corporate names (other than those identified as “INACTIVE” or otherwise discontinued), together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrightable works, copyrights and all applications, registrations and renewals in connection therewith, (iv) all mask works and all applications, registrations and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, know-how, compositions, supplier lists, pricing and cost information and business and marketing plans and proposals), (vi) all computer software (including data and related documentation and software installed on hard disk drives) other than (A) off-the-shelf computer software subject to shrink-wrap or click-wrap licenses or (B) Microsoft Exchange Online and other email hosting services, (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (viii) all website URLS and website domain names of WPCS-Seattle, and specifically excluding that of WPCS, (ix) Customer files and Supplier files, and (x) any testimonial releases provided to Purchaser. Notwithstanding anything else to the foregoing, Intellectual Property shall not include “WPCS”, “WPCS International Incorporated”, “WPCS-Seattle” or any variation thereof.

(kk)         “Inventory” means all raw material, work-in-process and finished goods inventories of the Business, wherever located, including, without limitation, that which is listed on Schedule 1.1(kk).

(ll)           “Knowledge” means the actual knowledge of any officer or director of the Sellers.

(mm)        “Losses” means all losses, liabilities, deficiencies, damages (including indirect or consequential damages), encumbrances, fines, penalties, claims, costs and expenses (including all fines, penalties and other amounts paid pursuant to a judgment, compromise or settlement), court costs and reasonable legal and accounting fees and disbursements.

(nn)         “Material Adverse Effect” means:

(i)           with respect to the Sellers, an effect that is or would reasonably be expected to be materially adverse (A) to the Business or the Purchased Assets, results of operations or financial condition of WPCS-Seattle, which will in any event include any adverse effect on the Business, Purchased Assets, prospects, revenue, or net income of WPCS-Seattle in excess of (I) $100,000 for purposes of Section 8.6; or (II) $20,000 for any other purpose of this Agreement; or (B) to WPCS-Seattle’s ability to perform any of its material obligations under this Agreement or to consummate the transactions contemplated in this Agreement; or

7

(ii)          with respect to Purchaser, an effect that is or would reasonably be expected to be materially adverse (A) to the business, results of operation or financial condition of Purchaser; or (B) to Purchaser’s ability to perform any of its material obligations under this Agreement or to consummate the transactions contemplated in the Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced Party the cause of which is: (A) general changes in conditions in the financial markets or in the global or United States economy so long as any such change does not materially affect the referenced Party to a materially different extent than other similarly situated Persons, and (B) the announcement or disclosure of the transactions contemplated hereby.

(oo)         “Other Current Assets” means all current assets of the Business, including, without limitation, those listed on Schedule 1.1(oo).

(pp)         “Permits” means all permits, licenses, consents, franchises, approvals and other authorizations required from any Governmental Authority, including, without limitation, the States of Washington or Oregon, or any city, county or other jurisdiction in connection with the operation of the Business or the ownership of the Purchased Assets, which is necessary to conduct the Business as presently conducted, including, without limitation, those set forth on Schedule 4.6(b).

(qq)         “Person” means any Governmental Authority, individual, association, joint venture, partnership, corporation, limited liability company, trust or other entity.

(rr)         “Proceeding” means any claim, demand, action, suit, litigation, dispute, inquiry, order, writ, injunction, judgment, assessment, decree, grievance, arbitral action, investigation or other proceeding.

(ss)         “Purchased Assets” means all right, title and interest of Sellers in and to all of the assets of Sellers relating to the Business of whatsoever nature, tangible or intangible, real or personal, including the following (except to the extent an Excluded Asset):

(i)           the Accounts Receivable and the Delinquent Receivables;

(ii)          all interest in and claims and rights under the Assumed Contracts, including unbilled Work in Process;

(iii)         the Business Records;

(iv)         the Customer Lists;

(v)          the Supplier Lists;

(vi)         the Other Current Assets;

8

(vii)        the Intellectual Property owned by Sellers used in the Business, in whole or in part;

(viii)       the telephone and facsimile numbers used in the Business;

(ix)         the Tangible Personal Property;

(x)          the Inventory;

(xi)         prepaid expenses, credits, security and other deposits, and rights to refunds or reimbursements, including, without limitation, those items relating to the Purchased Assets and listed on Schedule 4.24 (collectively, the “Deposits”);

(xii)        all of WPCS-Seattle’s right, title and interest in all software utilized or planned to be utilized by WPCS-Seattle in the operation of the Business, except Microsoft Exchange Online and other email hosting services;

(xiii)       the Permits, to the extent the same are transferable;

(xiv)        all rights and interests to any covenant not to compete granted to WPCS-Seattle by any other Person; and

(xv)         all other assets related to the Business, except the Excluded Assets.

(tt)          “Purchase Price” means the consideration set forth in Section 2.4(a) below.

(uu)         “Related Person” means any shareholder, director, officer or employee of WPCS-Seattle or any other direct or indirect beneficial owner of WPCS-Seattle, any Person related to any such shareholder, director, officer, employee or beneficial owner by blood or marriage, or any limited liability company, partnership, corporation, trust or other entity in which any such person has a substantial interest as a member, partner, shareholder, trustee or otherwise.

(vv)         “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping or disposing into the environment which could give rise to an Environmental Claim or which is required to be reported pursuant to 40 C.F.R. 302 or 355, or any analogous Environmental Law.

(ww)         “Representative” means any officer, director, principal, attorney, accountant, agent, employee or other representative of any Person.

(xx)         “Securities Laws” means the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended.

(yy)         “Supplier Lists” means the benefit of all of WPCS-Seattle’s relationships with suppliers and all past and current supplier lists and lists of potential suppliers of the Business (collectively, the “Suppliers”, and each a “Supplier”).

9

(zz)          “Tangible Personal Property” means all tangible personal property of the Business owned or leased by WPCS-Seattle or in which WPCS-Seattle has any interest, including, without limitation, all Inventory, computer hardware, furniture and fixtures, transportation equipment, vehicles, equipment, machinery, servers, ancillary equipment, parts, components, cosigned material, resale products, leasehold improvements, tooling, supplies and other tangible assets, where ever located, together with any transferable manufacturer or vendor warranties related thereto, including, without limitation, those listed on Schedule 1.1(zz).

(aaa)        “Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, startup, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), health, unemployment, disability, real property, personal property, intangible property, sales, use, transfer, registration, value added, goods and services, alternative or add-on minimum, estimated, or other tax or similar obligation of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

(bbb)        “Tax Liability” means liability for any Taxes owing by WPCS-Seattle to any Governmental Authority attributable to the operations and activities of, or otherwise incurred by or existing with respect to, WPCS-Seattle for any period ending on or prior to the Closing Date, including Taxes computed through the Closing Date with respect to any partial year on a closing-of-the-books basis as if such partial year ended at the close of business on the Closing Date.

(ccc)        “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

(ddd)        “Transaction Documents” means this Agreement, the Escrow Agreement and the bills of sale, assignments, instruments and other documents described in Sections 3.1(a) and 3.2(b).

(eee)        “Work in Process” means all work in process in connection with the Business, as of the Closing Date, under the Assumed Contracts set forth on Schedule 1.1(eee), which the Parties acknowledge and agree specifically excludes any oral modifications or change orders.

1.2           Usage of Terms. Except where the context otherwise requires, words importing the singular number include the plural number and vice versa. Use of the word “including” means “including, without limitation.”

1.3           References to Articles, Sections, Exhibits and Schedules. All references in this Agreement to Articles, Sections (and other subdivisions), Exhibits and Schedules refer to the corresponding Articles, Sections (and other subdivisions), Exhibits and Schedules of or attached to this Agreement, unless the context expressly, or by necessary implication, otherwise requires.

10

ARTICLE 2
PURCHASE AND SALE OF PURCHASED ASSETS

2.1           Transfer of Purchased Assets. Subject to the terms and conditions contained in this Agreement, on the Closing Date, the Sellers, shall sell, convey, transfer, assign and deliver, or cause to be sold, transferred, assigned and delivered, to Purchaser, and Purchaser shall purchase and acquire from the Sellers, as applicable, all of the Purchased Assets, free and clear of any Encumbrances, and the Sellers, as applicable, shall retain the Excluded Assets.

2.2           Assumed Liabilities. On the Closing Date, Purchaser shall assume and agree to pay or perform in accordance with their terms the Assumed Liabilities. Purchaser shall provide evidence to the Sellers as reasonably requested from time to time that the Assumed Liabilities have been paid in full.

2.3           Excluded Liabilities. On the Closing Date, Sellers shall retain and pay or perform in accordance with their terms the Excluded Liabilities, and Purchaser shall not assume any obligation for or in respect of the Excluded Liabilities. The Sellers shall provide evidence to Purchaser as reasonably requested from time to time that the Excluded Liabilities have been paid in full.

2.4           Consideration.

(a)          As consideration for the sale, transfer, assignment, conveyance and delivery of the Purchased Assets, Purchaser shall pay Sellers an amount equal to TWO MILLION SEVEN HUNDRED THIRTY THOUSAND ONE HUNDRED TWENTY-THREE Dollars ($2,730,123.00) increased/decreased by (i) the amount by which the Estimated NABSV (as defined below) based on the Estimated Closing Date Balance Sheet (defined below) is more/less than the Target NABSV (as defined below), and/or (ii) the Post-Closing Adjustment Amount (defined below) (as so adjusted, the “Purchase Price”).

(b)          On the Closing Date, Purchaser shall (i) deposit an amount equal to the Payroll Liabilities (calculated as of the last day of the calendar month prior to the Closing Date) plus $250,000.00 (the “Escrowed Funds”) into an escrow account maintained by Sichenzia Ross Friedman Ference LLP (the “Escrow Account”); and (ii) pay the balance of the Purchase Price to the Sellers (the “Closing Payment”). The Escrowed Funds shall be held in accordance with the terms and conditions set forth in the escrow agreement attached hereto as Exhibit 2.4(b) (the “Escrow Agreement”), but shall provide for, without limitation, the payment of the Payroll Liabilities and to ensure the proper transfer of the Purchased Assets and the transfer of title.

11

2.5       Net Asset Balance Sheet Value Adjustment.

(a)      Net Asset Balance Sheet Value; Targeted Net Asset Balance Sheet Value. For purposes of this Agreement, “Net Asset Balance Sheet Value” or “NABSV” means the total of (i) Accounts Receivable, furniture and fixtures, computers and software, office equipment, machinery and equipment, vehicles and equipment and cost and estimated earnings in excess of billings, minus (ii) billings in excess of cost and estimated earnings and Accounts Payable of the Sellers, in each case computed in accordance with GAAP and consistent with historical practice; provided, however, that there shall be a five percent (5%) discount on Accounts Receivable and a two percent (2%) discount on all Work in Process. For purposes of this Agreement, “Target Net Asset Balance Sheet Value” or “Target NABSV” means $2,730,123, calculated on December 31, 2013 as set forth in the Target NABSV attached hereto as Exhibit 2.5(a).

(b)      Estimated NABSV; Preliminary NABSV Adjustment. Not less than ten (10) business days prior to the Closing Date, the Sellers shall provide to Purchaser a calculation of the NABSV as of the last day of the calendar month prior to the Closing Date (the “Estimated NABSV”), together with a copy of the balance sheet of the Company as of such date upon which such calculation is based (the “Estimated Closing Date Balance Sheet”), which shall be prepared in a manner consistent with the preparation of the Financial Statements and the Target NABSV, including schedules, the Payroll Liabilities and list of specific asset categories as reasonably requested by Purchaser. The Sellers shall also deliver or, if requested by Purchaser, make available to Purchaser at the offices of WPCS-Seattle in Redmond, Washington, any documents or materials necessary to determine the Estimated NABSV, including without limitation the Accounts Receivables, Delinquent Receivables, Work in Process, Assumed Contracts and any other materials reasonably requested by Purchaser. If Purchaser objects in any way either to the Sellers’ calculation of the Estimated NABSV or the Estimated Closing Date Balance Sheet, then Purchaser shall notify the Sellers in writing of such objection within seven (7) business days following its receipt of the Estimated NABSV. At the Closing, if the Estimated NABSV is more/less than the Target NABSV, the Purchase Price shall be increased/decreased on a dollar-for-dollar basis in the amount of such shortfall (the “NABSV Adjustment”).

(c)       NABSV; Resolution Procedures. Not later than forty (40) days after the Closing Date, the Sellers shall prepare and deliver to Purchaser its calculation of the NABSV as of the Closing Date (the “Closing Date NABSV”), together with a copy of the balance sheet upon which such calculation is based (the “Closing Date Balance Sheet”), which shall be prepared in a manner consistent with the preparation of the Financial Statements and the Target NABSV, including schedules and list of specific asset categories as reasonably requested by Purchaser. If Purchaser objects in any way either to the Sellers’ calculation of the Closing Date NABSV or to the Closing Date Balance Sheet, then Purchaser shall notify the Sellers in writing of such objection within thirty (30) days following its receipt of the Closing Date NABSV. If, for any reason, Purchaser fails to give the Sellers notice of any such objection within such 30-day period, then, for purposes of this Section 2.5(c), the Sellers’ calculation of the Closing Date NABSV shall be deemed to be the actual NABSV and shall be used as the basis for making any further adjustments to the Purchase Price described in Section 2.5(d). If, however, Purchaser notifies the Sellers of such an objection within such 30-day period, then the Sellers and Purchaser shall, for a period of time not to exceed ten (10) days (unless otherwise agreed in writing by the Parties) after the date upon which the Sellers receives Purchaser’s objection notice (such period of time being hereinafter referred to as the “Resolution Period”), work together diligently and in good faith to resolve any and all such objections. If, at or before the end of the Resolution Period, the Sellers and Purchaser resolve their disputes regarding the calculation of the Closing Date NABSV or the Closing Date Balance Sheet, as applicable, then the calculation of the Closing Date NABSV as so agreed to by the Sellers and Purchaser shall be deemed to be the actual NABSV and shall be used as the basis for making any further adjustments to the Purchase Price described in Section 2.5(d). If, at the end of the Resolution Period, the Sellers and Purchaser have not resolved their disputes regarding the calculation of the Closing Date NABSV or the Closing Date Balance Sheet, as applicable, then such disputes shall, within two (2) days after the expiration of the Resolution Period, be submitted to EisnerAmper (the “Independent Accounting Firm”) for final determination. The Independent Accounting Firm shall only have the authority to resolve matters expressly submitted to it for resolution. The Parties shall each pay fifty percent (50%) of the costs and expenses of the Independent Accounting Firm and be responsible, at each Party’s sole cost and expense, for any attorneys’ fees and other expenses incurred by such Party in its calculation of the Closing Date NABSV. The Independent Accounting Firm’s resolution of any disputes hereunder shall be made within thirty (30) days of the submission of such dispute thereto, shall be set forth in a written statement delivered to the Sellers and Purchaser, shall be conclusive and binding on the Parties for all purposes and shall be used as the basis for making any further adjustments to the Purchase Price described in Section 2.5(d).

12

(d)      Further Adjustment to Purchase Price. The “Post Closing Adjustment Amount” (which may be a positive or negative number) will be equal to the amount determined by subtracting the Closing Date NABSV, as determined pursuant to Section 2.5(c), from the Purchase Price paid at Closing, as determined pursuant to Section 2.5(b). If the Post Closing Adjustment Amount is positive, then the Sellers, jointly and severally, shall pay to Purchaser an amount equal to the Post Closing Adjustment Amount. If the Post Closing Adjustment Amount is negative, the Purchaser shall pay to the Sellers an amount equal to the Post Closing Adjustment Amount. Any amounts owed to the Sellers or Purchaser, as applicable, pursuant to this Section 2.5(d) shall be paid to the Sellers or Purchasers, as applicable, within three (3) days of the final determination thereof (the “Adjustment Date”) by wire transfer of immediately available funds, cashier’s check or certified check.

(e)       The Sellers and Purchaser agree to treat any payments made pursuant to Section 2.5(d) as an adjustment to the NABSV Adjustment and the Purchase Price for all Tax purposes and to cooperate in connection with the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to any Tax matters related thereto, the preparation of any Tax audit related thereto, the preparation of any Tax protest related thereto or the prosecution or defense of any Proceeding relating to any such Tax matters, in each case in accordance with Section 6.9.

2.6           Taxes; Proration.   Sellers will be responsible for the payment of any sales, use, transfer, excise, stamp or other similar Taxes and all recording fees and similar charges imposed by reason of the transfer of the Purchased Assets pursuant to this Agreement and any deficiency, interest or penalty with respect to such Taxes. Sellers shall promptly remit (without delay or extension) the same to the applicable taxing authorities and provide evidence to Purchaser as reasonably requested from time to time that such Taxes have been paid in full. Seller agrees to notify Purchaser promptly of receipt of any bills or other communications relating to such Taxes, fees and charges and shall prepare and file, and shall fully cooperate with the other Parties with respect to the preparation and filing of, any returns or other filings relating to such Taxes, fees and charges.

13

2.7           Allocation of Purchase Price. The Purchase Price shall be allocated as set forth on Schedule 2.7 hereto in accordance with Section 1060 of the Code. Each of the Parties hereto agrees to prepare and file all tax returns (including IRS Form 8594) in a manner consistent with such allocation and to report this transaction for Federal and State income tax purposes in accordance with such allocation of the Purchase Price and shall use their reasonable efforts to sustain such allocation in any subsequent tax audit or dispute.

ARTICLE 3
CLOSING

3.1           Closing. The closing of the transactions contemplated by this Agreement will be held at 10:00 a.m. local time on the Closing Date at the offices of WPCS-Seattle in Redmond, Washington or any other place as Purchaser and Sellers shall mutually agree (the “Closing”). The Closing will be effective as of 11:59 p.m. eastern time on the Closing Date.

(a)           Conveyances at Closing. Upon the terms and conditions contained in this Agreement, on the Closing Date, Sellers shall deliver to Purchaser (i) one or more bills of sale conveying in the aggregate all of the Purchased Assets, (ii) one or more assignments of the Intellectual Property owned by Sellers or used in the Business in recordable form, (iii) one or more assignments of the Assumed Contracts of Sellers, (iv) such other instruments as are reasonably requested by Purchaser to enable title to vest in Purchaser in and to the Purchased Assets in accordance with the provisions of this Agreement and (v) such other documents and agreements as are contemplated in Article 8 of this Agreement.

(b)          All of such instruments will be in form and substance, and will be executed and delivered in a manner, reasonably satisfactory to Purchaser and Sellers, but will not diminish the status of title to the Purchased Assets required to be delivered pursuant to this Agreement.

3.2           Assumptions at Closing.

(a)           Upon the terms and conditions contained in this Agreement, on the Closing Date, Purchaser will deliver to Sellers (i) one or more bills of sale acquiring in the aggregate all of the Purchased Assets, (ii) one or more assignments of the Assumed Contracts of Sellers, (iii) an assumption of the Assumed Liabilities, (iv) such other instruments of assumption evidencing Purchaser’ assumption of the Assumed Liabilities as Sellers reasonably deem necessary and (v) such other documents and agreements as are contemplated by Article 7 of this Agreement.

(b)           All such instruments will be in form and substance, and will be executed and delivered in a manner, reasonably satisfactory to Sellers and Purchaser, but will not increase or decrease the Assumed Liabilities required to be assumed by Purchaser pursuant to this Agreement.

14

3.3           Certificates and Other Document. Each of the Parties shall deliver or cause to be delivered the certificates and other documents and items described in Articles 6, 7 and 8.

3.4           Non-Transferable Assets. The Parties understand and agree that certain Purchased Assets may not be immediately transferable or assignable to Purchaser, and Purchaser may in its sole discretion allow Sellers to retain certain of such assets after the Closing Date (the “Non-Transferable Assets”), and this Agreement will not constitute an assignment of any such Non-Transferable Assets. In such event, (i) Sellers shall use their best efforts to obtain any consent or authorization which may be required to transfer or assign the Non-Transferable Assets to Purchaser or to remove or eliminate any impediment preventing the transfer or assignment of the Non-Transferable Assets to Purchaser, (ii) Sellers shall grant to Purchaser full use and benefit of its interest in the Non-Transferable Assets to the extent permitted by the terms of or applicable to such Non-Transferable Assets, it being the intent of the Parties that, to the extent not inconsistent with the foregoing, Purchaser shall have the benefit of the Non-Transferable Assets as though it were the sole owner thereof, (iii) Sellers shall take all actions necessary to preserve the value of the Non-Transferable Assets, (iv) Sellers shall not transfer or assign the Non-Transferable Assets to any Person other than Purchaser or Purchaser’s assigns, (v) Sellers shall transfer or assign the Non-Transferable Assets to Purchaser at the earliest date, if any, on which such transfer or assignment can be effected and (vi) subject to clauses (i) through (iv) above, Purchaser will be responsible for obligations relating to such Non-Transferable Assets arising or occurring on or after the Closing Date as if they had been transferred or assigned to Purchaser in accordance with the terms of this Agreement. Upon the request of Purchaser, Sellers shall enforce, for the account and on behalf of Purchaser, any rights of Sellers arising under or in connection with any Non-Transferable Asset.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth under the corresponding section of the disclosure schedules delivered concurrently herewith (the “Disclosure Schedules”), which Disclosure Schedules shall (i) be deemed a part hereof and shall qualify any representation, warranty or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, each Seller, jointly and severally, hereby represent and warrant to Purchaser, and acknowledges that such representations and warranties are material inducements to Purchaser entering into this Agreement, as follows:

4.1           Organization and Authority of Sellers to Conduct Business. Each Seller is duly organized, validly existing and in good standing under the laws of the state in which it is incorporated. Schedule 4.1 sets forth each jurisdiction where each Seller is qualified to do business. WPCS-Seattle is duly licensed or qualified to do business as a foreign corporation and is in good standing in all States in which the character of the Purchased Assets or nature of the Business requires it to be so licensed or qualified and in which the failure to qualify and be in good standing would not have a Material Adverse Effect on the Business, financial condition or operations of WPCS-Seattle. WPCS-Seattle has full corporate power and authority to conduct the Business as it is presently being conducted and to own, operate and lease its properties and assets therein, to execute and deliver this Agreement, to sell, convey, transfer, assign and deliver the Purchased Assets to Purchaser and to consummate the transactions contemplated by this Agreement.

15

4.2           Subsidiaries. WPCS-Seattle has no subsidiaries and does not own, directly or indirectly, capital stock or other voting securities of any corporation or other Person.

4.3           Power and Authority; Binding Effect. Subject to any consents required under Sections 4.5 and 4.6 below, each Seller has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated by this Agreement and the Transaction Documents, and to perform its obligations under this Agreement and the Transaction Documents. Each Seller has delivered to Purchaser copies of all resolutions of such Seller’s board of directors and/or shareholders with respect to the transactions contemplated by this Agreement and the Transaction Documents, certified by the Secretary of such Seller in form reasonably satisfactory to counsel for Purchaser. Subject to any consents required under Sections 4.5 and 4.6 below, no other action on the part of any Seller is required to authorize the execution and delivery of this Agreement and the Transaction Documents and to consummate the transactions contemplated hereby. This Agreement and the Transaction Documents has been duly executed and delivered by Sellers and constitutes a legal, valid and binding obligation of each Seller enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

4.4           Title; Condition of Tangible Personal Property.

(a) Sellers have and at the Closing Purchaser will receive, good, valid and marketable title, free and clear of all Encumbrances to all of the Purchased Assets except (a) liens for Taxes not yet due and payable, and (b) such imperfections of title, easements and Encumbrances, if any, as are not material in character, amount or extent. The Purchased Assets, together with any properties, assets and rights licensed or leased by Sellers and disclosed in Schedule 4.4(a), constitute all tangible and intangible assets that Sellers have used, held or are necessary in connection with the operation of the Business as conducted on the date hereof. There are no facts or conditions affecting any Purchased Assets which would reasonably be expected to materially interfere with the current use, occupancy or operation of such Purchased Assets. Except as set forth on Schedule 4.4(a), Sellers have conducted the Business only through Sellers and not through any other divisions or any direct or indirect subsidiaries and no part of the Business is operated by Sellers through any entity other than Sellers.

(b)           The Tangible Personal Property is operational and in a condition adequate and sufficient for use in the Business as it has been conducted to date, ordinary wear and tear excepted.

16

4.5           No Conflict; Governmental Authorization; Required Filings and Consents.

(a)           Except as set forth on Schedule 4.5(a), neither the execution, delivery and performance of this Agreement or the Transaction Documents by any Seller nor the consummation of any of the transactions contemplated by this Agreement or the Transaction Documents do, or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, violate or conflict with any Seller’s Charter Documents, (ii) result in any breach of, violate or constitute a default (or an event which with notice or lapse of time or both would become a default) under, terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), any Contract, agreement, indenture or other instrument to which any Seller is a party or by which the Business is bound, or (iii) result in the creation of an Encumbrance of any nature whatsoever on any of the properties or Purchased Assets of any Seller or the Shareholder or materially affect the Business or (iv) result in the termination of any material license, franchise, lease or permit to which any Seller is a party or by which it or the Purchased Assets are bound.

(b)           The execution and delivery of this Agreement and the Transaction Documents by each Seller does not, and the performance of this Agreement and the Transaction Documents, the consummation of the transactions contemplated by the Agreement and the Transaction Documents by such Seller will not, require any consent of or filing with or notification to, any Governmental Authority or any other Person.

4.6           Compliance with Laws and Permits.

(a)            To the Knowledge of the Sellers, except as set forth on Schedule 4.6(a), WPCS-Seattle has been at all times during the last three (3) years, and WPCS-Seattle is now being, operated in compliance with applicable Governmental Requirements of the federal government, the State of WPCS-Seattle’s incorporation and any State where WPCS-Seattle is qualified to do business, and are not aware of any instances of non-compliance which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on WPCS-Seattle, the Business or the Purchased Assets of WPCS-Seattle, and no written notice has been received by any Seller alleging such non-compliance. This Section 4.6 does not apply to environmental or pollution-related Governmental Requirements or matters, it being the intent and agreement of the Parties that such matters be exclusively the subject of Section 4.21.

(b)           Schedule 4.6(b) identifies all Permits issued in connection with the Business and currently in effect, and includes (i) the Governmental Authority that issued the Permit, (ii) the expiration date of each Permit, and (iii) the fact that the Permit is not transferable to Purchaser, if applicable. To the Sellers’ Knowledge, WPCS-Seattle holds and is in compliance with all Permits and the Permits constitute all permits, consents, licenses, franchises, authorizations and approvals required, used in the operation of or necessary to conduct the Business of WPCS-Seattle as currently conducted. All of the Permits are valid and in full force and effect, no material violations have been experienced, noted or recorded and no material violations are expected, and no Proceeding is pending or, to the Knowledge WPCS-Seattle, threatened to revoke or limit any of the Permits.

17

4.7           Financial Statements; Unknown Liabilities.

(a)            Sellers have delivered to Purchaser the Financial Statements. The Financial Statements fairly present the financial condition and the results of operations of Sellers as of their respective dates and for the periods then ended in accordance with GAAP consistently applied. The books and records of Sellers from which the Financial Statements were prepared fairly reflect the assets, liabilities and operations of Sellers and the Financial Statements are in conformity therewith.

(b)           There are, and as of the Closing Date there will be, no liabilities or obligations of any nature, whether absolute, accrued, contingent, known, matured, unmatured or otherwise, and whether or not required to be disclosed or provided for in financial statements in accordance with GAAP, including without limitation, material unreserved negative contractual obligations, litigation or contingent liabilities other than customary service and product warranty obligations, which are not material in nature, of WPCS-Seattle except (i) liabilities and obligations reflected in the Financial Statements, (ii) liabilities relating to facts, circumstances or events specifically disclosed on the Disclosure Schedules, and (iii) liabilities and obligations incurred between the date of the Interim Financial Statements and the Closing Date in the ordinary course of the Business of WPCS-Seattle (none of which results from, arises out of or relates to any breach of contract, breach of contractual warranty, tort, infringement or violation of Governmental Requirement).

4.8           Tax Matters.

(a)           (i) WPCS-Seattle has correctly and timely filed all Tax Returns that were required by law to be filed on or prior to the Closing Date, (ii) to the best of the WPCS-Seattle’s Knowledge, as of the Closing Date, WPCS-Seattle will have in good faith withheld and accrued or paid to the proper authority all Taxes required to have been withheld and accrued or paid, (iii) all such Tax Returns were correct and complete in all material respects when filed, (iv) except as set forth on Schedule 4.8(a), WPCS-Seattle is not currently the beneficiary of any extension of time within which to file any Tax Return and (v) no notice has been received by Sellers and no claim has been made within the last five (5) years by any Governmental Authority with respect to the Business or in a jurisdiction where WPCS-Seattle does not file Tax Returns that they are or may be subject to taxation by that jurisdiction. There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, except for inchoate liens for Taxes not yet due and payable.

(b)           There is no material dispute or claim concerning any Tax Liability arising from the Business or the Purchased Assets, either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which either Seller has Knowledge. Schedule 4.8(b) lists all income Tax Returns filed with respect to the Business for any taxable period ended on or after April 30, 2013, indicates those Tax Returns which have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Purchaser correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by WPCS-Seattle for any taxable period ended on or after April 30, 2013.

18

4.9           Intellectual Property.

(a)            Schedule 4.9 lists all of the Intellectual Property that is owned by WPCS-Seattle or used in the conduct of the Business as of the date of this Agreement. Except as set forth on Schedule 4.9 and except for standardized software generally available to the public, Sellers own, free and clear of any Encumbrances, or have a right and/or license to use, as the case may be, all Intellectual Property used by the Business.

(b)           Except as provided in Schedule 4.9, no claim has been asserted or, to Sellers’ Knowledge, threatened in writing by any Person, to the effect that (i) the Intellectual Property owned by WPCS-Seattle or used in the Business, or the manufacture, use or sale of any products by the Business would infringe or infringes or misappropriates the Intellectual Property rights of any Person, or (ii) challenging or questioning the validity or effectiveness of any license or agreement with respect to the Intellectual Property owned by WPCS-Seattle or used in the Business. WPCS-Seattle has paid all filing fees, maintenance fees and other amounts that have been required to be paid and that were due and owing as of the date hereof under applicable Government Requirements with respect to the Intellectual Property owned by WPCS-Seattle or used in the Business, or under any Assumed Contract relating to the Intellectual Property owned by WPCS-Seattle or used in the Business.

(c)            Except as set forth on Schedule 4.9, to the Knowledge of Sellers, no Person nor such Person’s business or products has infringed, or misappropriated any Intellectual Property owned by WPCS-Seattle or used in the Business, or currently is infringing, or misappropriating any Intellectual Property owned by WPCS-Seattle or used in the Business.

(d)           To Sellers’ Knowledge, no employee or consultant of WPCS-Seattle is subject to or otherwise restricted by any employment, nondisclosure, assignment of inventions, non-solicitation of employees or non-competition agreement between such employee or consultant and a third party that has been violated or will be violated as a result of any of the transactions contemplated by this Agreement.

(e)           Except as provided in Schedule 4.9, WPCS-Seattle has not granted any license or otherwise transferred any Intellectual Property owned by WPCS-Seattle or used in the Business to any Person, or agreed to indemnify any third party with respect to any alleged infringement or misappropriation of any third party’s Intellectual Property by WPCS-Seattle or the Business. Except as provided in Schedule 4.9, no Seller is bound by or a party to any options, licenses or Contracts of any kind relating to the Intellectual Property rights of any other Person, except for standardized licensed software generally available to the public.

4.10         Litigation. Except as set forth on Schedule 4.10, currently there is, and during the last two (2) years there was, no Proceeding pending or, to the Knowledge of Sellers, threatened (a) against WPCS-Seattle, or its properties, assets or business, or (b) relating to the Business or the Purchased Assets or any director, officer or employee of WPCS-Seattle or which could impair or have a Material Adverse Effect on the Business or the Purchased Assets or which could impair Sellers’ ability to execute, deliver and perform their/its obligations hereunder.

19

4.11         Labor Matters.

(a)            Schedule 4.11(a) identifies for each current full and part time employee of Sellers, whether employed directly by WPCS-Seattle or by WPCS, his or her (i) name, (ii) position or job title, (iii) hire date, (iv) his or her base compensation and bonus compensation anticipated to be earned during the calendar year ending December 31, 2013 and for the period prior to the Closing Date, (v) his or her current base compensation, (vi) a description of all employee perquisites or other benefit practices not set forth in WPCS-Seattle’s Employee Benefit Plans or in agreements listed on Schedule 4.12, and (vii) a description of WPCS-Seattle’s severance pay policy with respect to such employees.

(b)           Except as set forth on Schedule 4.11(b), the Sellers represent and warrant that:

(i)           Sellers have no obligations under any written or oral labor agreement, collective bargaining agreement or other agreement with any labor organization or employee group and no labor unions or other organizations or groups represent or purport to represent any employees of Sellers;

(ii)         Sellers are not engaged in any unfair labor practice and there is no unfair labor practice charge or labor disputes or other employee-related or employment-related complaint against Sellers pending or subject to any grievance, procedure, arbitration or litigation or, to the Knowledge of Sellers, threatened before any Governmental Authority;

(iii)        WPCS-Seattle is not experiencing, nor has WPCS-Seattle experienced during the two (2) years immediately preceding the date of the Agreement, a labor strike, labor disturbance, slowdown, picketing, concerted refusal to work overtime, work stoppage or other material labor dispute or arbitration, nor, to the Knowledge of Sellers, is any such labor strike, labor disturbance, slowdown, work stoppage or other material labor dispute or arbitration threatened against WPCS-Seattle;

(iv)         No organizational campaign is being conducted or, to the Knowledge of Sellers, contemplated and there is no pending or, to the Knowledge of Sellers, threatened petition before any Governmental Authority or other dispute as to the representation of any employees of WPCS-Seattle;

(v)          Each employee of WPCS-Seattle is an employee “at will” other than those employees party to employment agreements as disclosed on Schedule 4.18; and

(vi)         There are no known claims against the Sellers by employees or former employees of the Business for unpaid wages or benefits, wrongful termination, accidental injury or death, sexual harassment or discrimination or violation of any Governmental Requirement.

(c)           WPCS-Seattle has complied with, and is currently in compliance with, all applicable Governmental Requirements relating to any of its employees or consultants (including any Governmental Requirement of the Occupational Safety and Health Administration), and the Sellers have not received within the past two (2) years any written notice of failure to comply with any such Governmental Requirement related to the Business which has not been rectified.

20

(d)           Except as set forth on Schedule 4.11(d), WPCS-Seattle has not terminated the employment of any employee during the ninety (90) days preceding the date of this Agreement, excluding voluntary resignation and termination for cause of the employees so indicated on Schedule 4.11(d).

(e)           WPCS-Seattle has complied, and will have complied up to the Closing, in all material respects with all laws affecting the employment relationship, including without limitation, the Worker Adjustment and Retraining Notification Act of 1988, as amended (WARN), if applicable, and applicable regulations under it with respect to any employment terminations before or on the Closing Date and Sellers will indemnify Purchaser in the event that Purchaser is held liable for any failure by WPCS-Seattle to comply with any of its obligations under WARN or this Section 4.11(e).

4.12         Employee Benefits. With respect to the Employee Benefits:

(a)            Schedule 4.12 lists all written or oral (i) “employee benefit plans,” as defined in Section 3(3) of ERISA whether or not subject to ERISA, (ii) all employee schemes, programs, policies, contracts and all bonus, incentive, fringe benefit, profit-sharing, pension or retirement, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity based arrangement, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured) for which Sellers make or are required to make payments, transfers, or contributions in respect of current or former officers, directors or employees of WPCS-Seattle (or employees of WPCS who work primarily for WPCS-Seattle), and (iii) employment, consulting, termination, change in control and severance policies, plans, programs, contracts or agreements, in each case for active, retired or former officers, employees or directors of the Business (collectively, “Employee Benefit Plans”) or with respect to which the Business would reasonably be expected to incur any liability.

(b)           To the Knowledge of Sellers, each Employee Benefit Plan is in compliance with its terms and the requirements of any applicable Governmental Requirement, except where the failure to comply will not have a Material Adverse Effect. WPCS-Seattle does not have any commitment to create, modify or terminate any Employee Benefit Plan and has not communicated to any current or former employee, officer or director of WPCS-Seattle any information or commitment to modify any Employee Benefit Plan or to establish or implement any other employee retirement benefit or compensation arrangement.

(c)           Compliance; Liability

(i)           No Employee Benefit Plan is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. None of the Purchased Assets is subject to any lien in favor of, or enforceable by, the Pension Benefit Guaranty Corporation.

21

(ii)         No liability has been or is expected to be incurred by the Sellers under or pursuant to Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code relating to employee benefit plans that would reasonably be expected, following the Closing, to become a liability of Purchaser or of any employee benefit plan established or contributed to by Purchaser and, to the Knowledge of Sellers, no event, transaction or condition with respect to any Employee Benefit Plan has occurred or exists that would reasonably be expected to result in any such liability to the Business or, following the Closing, Purchaser .

(iii)        Each of the Employee Benefit Plans has been operated and administered in all material respects in compliance with any applicable Governmental Requirement, except for any failure so to comply that, individually or together with all other such failures, has not had and would not reasonably be expected to result in a material liability or obligation on the part of the Business.

(iv)         There are no outstanding liabilities of the Sellers with respect to any labor union-sponsored pension fund or any person employed by a supplier of WPCS-Seattle regarding any labor union-sponsored pension funds for which Purchaser may have any liability.

(d)           No Acceleration of Benefits.  Except as set forth in Schedule 4.12(d), the consummation of the transactions contemplated by this Agreement will not by itself entitle any employee, officer or director or former employee, officer or director or any independent contractor of the Business to severance or similar pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) or compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan.  The consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of other acts or events) give rise to any payment or benefit to any employee, officer or director that will alone or upon the occurrence of additional acts or events result in any payment that would, constitute an “excess parachute payment” within the meaning of Section 280G or Section 4999 of the Code or the regulations promulgated thereunder.

(e)           Except as set for on Schedule 4.12, neither of the Sellers have ever maintained or contributed to, or had any obligation to contribute to any, nor is any Employee Benefit Plan a, “multiple employer plan” (within the meaning of the Code or ERISA) or any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) as a result of which Purchaser could have any liability.

(f)            Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code and the trust, if any forming apart thereof, is so qualified and has received a favorable IRS determination letter as to the tax-qualified status of the plan and trust as to form under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter that would reasonably be expected to adversely affect such qualification or tax exempt status.

(g)           To the Knowledge of Sellers, neither any Employee Benefit Plan, nor any other Person has engaged in a “prohibited transaction” as defined in ERISA Section 406 or Code Section 4975, with respect to such Employee Benefit Plan, for which no individual or class exemption exists.

22

(h)            There are no Proceedings pending or, to the Knowledge of Sellers, threatened (other than routine claims for benefits) with respect to any Employee Benefit Plan, its related assets or trust, or any fiduciary, administrator or sponsor of such Employee Benefit Plan.

4.13        Transactions with Related Persons.

(a)            Except as set forth on Schedule 4.13, no Related Person is presently, or at any time during the past two (2) years has been, a party to any transaction with WPCS-Seattle, including, without limitation, any Contract (a) providing for the furnishing of services to or by, (b) providing for the rental or sale of real or personal property to or from, or (c) otherwise requiring payments to or from (other than for services as employees of the Business) such Related Person. Except as set forth on Schedule 4.13, all such transactions with Related Persons have been and are on an arms-length basis providing for substantially the same payment and performance terms as would reasonably be expected to be negotiated with an independent third party. Except as set forth on Schedule 4.13, there is no outstanding amount owing (including pursuant to any advance, note or other indebtedness instrument) from WPCS-Seattle to any Related Person or from any Related Person to Seller.

(b)           No Related Person, (i) owns, directly or indirectly, and whether on an individual, joint or other basis, any equity interest in (x) any material property or asset, real or personal, tangible or intangible, used in or held for use in connection with or pertaining to the Business other than the Purchased Assets, or (y) any Person, that is a Supplier, Customer or competitor of the Business, or (ii) serves as an officer or director of any Person that is a Supplier, Customer or competitor of the Business.

4.14        Real Property.

(a)            WPCS-Seattle does not, nor has it ever, owned any real property. Schedule 4.14 contains an accurate and complete list of all leases, subleases and any other agreements relating to the use or occupancy of real property (collectively, the “Leases”), including all amendments, supplements and other modifications thereto to which WPCS-Seattle is a party or bound or to which WPCS is a party or bound with respect to property used by WPCS-Seattle in connection with the Business. WPCS-Seattle has delivered true and correct copies of all leases currently in effect. Sellers, as applicable, have good valid and insurable title to all valid leasehold interests in all leased real property described in each Lease set forth in Schedule 4.14 (or required to be set forth in Schedule 4.14), free and clear of any and all Encumbrances. Each Lease is in full force and effect; all rents and additional rents due to date on each such Lease have been paid; in each case, the lessee has been in peaceable possession since the commencement of the original term of such Lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; and there exists no default or event, occurrence, condition or act (including the transfer of the Purchased Assets hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such Lease. To the Knowledge of Sellers, and Sellers, as applicable, have not violated and are not currently in violation of any of the terms or conditions under any such Leases in any material respect, and, to the Knowledge of Sellers, all of the covenants to be performed by any other party under any such Lease have been fully performed. Notwithstanding any other provision hereof, there shall be no transfer of any rights under any Leases to Purchaser . Any rights to Leases shall be deemed to be part of the “Excluded Assets”.

23

(b)           Current Use.  To the Knowledge of Sellers, the use and operation of the real property leased by Sellers, as applicable, in the conduct of the Business as currently conducted do not violate in any material respect any Governmental Requirement (except that compliance with Environmental Laws is covered in Section 4.21), covenant, condition, restriction, easement, license, permit or agreement or order of any Governmental Authority.

(c)           Conformance; Proceedings.  Neither WPCS-Seattle nor WPCS (to the extent it involves the Business) has received any written notice of a pending or anticipated change in any applicable building, zoning, subdivision and other land use and similar Governmental Requirement affecting the leased real property described in the Leases that could reasonably be expected to have or result in a Material Adverse Effect, or a material adverse effect upon the ownership, alteration, use, occupancy or operation of the leased real property or any portion thereof.  No current use by Sellers, as applicable, of the leased real property described in the Leases is dependent upon a nonconforming use or other governmental approval, the absence of which would materially limit the use, value, occupancy or operation of the leased real property or other Purchased Assets of the Business.

(d)           Condemnation.  Neither WPCS-Seattle nor WPCS (to the extent it involves the Business) have received any written notice from any Governmental Authority of any pending, threatened or contemplated condemnation proceeding affecting the leased real property or any part thereof or of any sale or other disposition of the leased real property or any portion thereof in lieu of condemnation.

(e)           No Option.  Except as set forth on Schedule 4.14(e), neither WPCS-Seattle nor WPCS (to the extent it involves the Business) owns or holds, and has not granted, and are not obligated, under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, lease, sell or dispose of the leased real property or any portion thereof or interest therein or any other real property, in each case, except as may be provided in the Leases.

4.15        Insurance. There is set forth on Schedule 4.15 a list and brief description of all insurance policies on the date hereof held by the Sellers with respect to WPCS-Seattle’s properties, assets and business, or on which they pay premiums, including, without limitation, life insurance and title insurance policies, which description includes the premiums payable by it thereunder (“Insurance”) and each such policy is currently in full force and effect and will be as of the Closing Date. All such insurance premiums in respect of such coverage have been paid in full, or if not due, are properly accrued on the Financial Statements. All claims, if any, made against WPCS-Seattle that are covered by such policies have been, or are being, settled or defended by the insurance companies that have issued such policies. WPCS-Seattle is in material compliance with respect to its obligations under any insurance policy maintained by it, and to Sellers’ Knowledge, WPCS-Seattle has never been denied insurance coverage. WPCS-Seattle has no self-insurance or co-insurance programs. The insurance policies set forth on Schedule 4.15 are reasonable and customary for a business of the size and nature of the Business.

24

4.16        Accounts Receivable; Delinquent Receivables. All of the Accounts Receivable set forth on Schedule 1.1(b) and the Delinquent Receivables set forth on Schedule 1.1(r) are bona fide receivables, are reflected on the books and records of Sellers, arose in the ordinary course of the Business and will be collected in the ordinary course of the Business consistent with past collection practices at their full face value net of reserves for doubtful accounts. There is no right of offset against any of the Accounts Receivable or the Delinquent Receivables and no agreement for deduction or discount has been made with respect to any of the Accounts Receivable or Delinquent Receivables other than ordinary course trade discounts.

4.17        Accounts Payable. The Accounts Payable set forth on Schedule 1.1(a) and reflected on the Financial Statements have arisen in bona fide arm’s length transactions in the ordinary course of Business. Except as set forth on Schedule 4.17, there are no unpaid invoices or bills representing amounts alleged to be owed by Sellers, or other alleged obligations of Sellers, relating to WPCS-Seattle which Sellers have disputed or determined to dispute or refuse to pay.

4.18        Material Contracts.

(a)           Schedule 4.18 sets forth a list of all Material Contracts. “Material Contracts” means all written or oral Contracts to which WPCS-Seattle or WPCS (to the extent it involves the Business) is currently a party to or bound by and that constitute:

(i)           Any Contract for the purchase of materials, supplies, goods, services, or personal property from any supplier or for the furnishing of services to WPCS-Seattle that involve future aggregate annual payments by WPCS-Seattle or WPCS (to the extent it involves the Business) of $25,000 or more;

(ii)         Any Contract, customer orders, customer contracts, customer quotes, requests for proposals and requests for quotes of the Business that involves performance of services or delivery of goods or materials by WPCS-Seattle of $25,000 or more;

(iii)        Any non-competition agreement, profit-sharing agreement or any other agreement or obligation which purports to restrict the conduct of any business by Sellers, or the ability of WPCS-Seattle to operate in any geographic area;

(iv)         Any Contract or plans, including any employment, compensation, non-competition, non-solicitation, incentive, retirement, loan or severance arrangements, with any current or former shareholder, director or officer or current employee of WPCS-Seattle or WPCS (to the extent it involves the Business). Sellers hereby represent and warrant that the Sellers are not a party to any Contracts that provide for the provision of any severance, benefit or any other payments by WPCS-Seattle, or WPCS (to the extent it involves the Business), to its former employees;

(v)           Any agreement, joint venture, product development, research and development, partnership, limited liability company or similar agreements or arrangements involving a sharing of profits, losses, costs or liabilities by WPCS-Seattle with any other Person;

25

(vi)         Indentures, loan or credit agreements, security agreements and other agreements and instruments relating to the borrowing or guarantee of money or extension of credit in any case in excess of $1,000;

(vii)        Any standby letter of credit, performance or payment bond, guarantee arrangement or surety bond of any nature involving amounts in excess of $1,000;

(viii)       Other Contracts not in the ordinary course of business;

(ix)         Any Contract for the sale or lease of any of the assets of WPCS-Seattle outside the ordinary course of the Business or for the grant to any Person of any preferential rights to purchase or lease any of their assets;

(x) Any Contract pursuant to which the transactions contemplated by this Agreement would amend or modify such Contract, or would trigger the payment of revenues or fees to the counterparty of such Contract;

(xi)         Any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing WPCS-Seattle with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(xii)        Any Contract imposing any confidentiality obligation on WPCS-Seattle or containing “standstill” or similar provisions (A) to which any Governmental Authority is a party or under which any Governmental Authority has a right or obligation, or (B) directly or indirectly benefiting any Governmental Authority (including any subcontract or other contract between WPCS-Seattle and any contractor or subcontractor to any Governmental Authority); or

(xiii)      Any Contract or arrangement to allocate, share or otherwise indemnify for Taxes.

(b)           Except as set forth on Schedule 4.18, (i) each Material Contract is, to the Knowledge of Sellers, valid and binding on each Seller, as applicable, and, to the Knowledge of Sellers, each other party thereto, and is in full force and effect, except where such failure to be valid and binding or to be in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect; (ii) Sellers and, to the Knowledge of Sellers, each other party thereto, have performed all material obligations required to be performed by it to date under each Material Contract, except where such failure to perform would not result in a Material Adverse Effect; and (iii) no Seller, to the Knowledge of Sellers, any other party thereto, has violated or defaulted in any material respect or terminated or given or received notice of, any material violation or default or any termination under or non-renewal of (nor, to the Knowledge of Sellers, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation, default, termination or non-renewal under) any Material Contract, except where such violation or default would not individually or in the aggregate, have a Material Adverse Effect. WPCS-Seattle has provided, or made available, to Purchaser true and correct copies of each Material Contract, including any change orders or amendments thereto.

26

4.19        Customers. No Customer of the Business has informed Sellers that it intends to terminate or materially reduce its relationship with Seller, and to the Knowledge of Sellers, there are no material problems or disputes with any Customer of the Business.  To the Knowledge of Sellers, WPCS-Seattle has good business relationships with each of its Customers.

4.20        Suppliers. No Supplier of the Business has informed Sellers that it intends to terminate or materially reduce its relationship with Sellers, and to the Knowledge of Sellers, there are no material problems or disputes with any Supplier of the Business. To the Knowledge of Sellers, WPCS-Seattle has good business relationships with each of its Suppliers.

4.21        Environmental. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           WPCS-Seattle is, and at all times WPCS-Seattle has been, in compliance with all applicable Environmental Laws with respect to the Purchased Assets and the operation of the Business and has obtained and is in compliance with all applicable material environmental Permits with respect to the Business or the Purchased Assets. WPCS-Seattle has not received any written communication, whether from a Governmental Authority, citizens group, employee or otherwise, alleging a violation, liability or potential liability, that the Business is not in such compliance, and, to the Knowledge of Sellers, there are no past or present actions, activities, circumstances, conditions, events or incidents that are reasonably likely to prevent or interfere with such compliance in the future.

(b)           There is no Environmental Claim pending or, to the Knowledge of Sellers, threatened, against WPCS-Seattle. All Hazardous Substances at any time used, generated or disposed of by WPCS-Seattle have been disposed of in accordance with Environmental Laws.

(c)           There are no past or present actions, omissions, activities, circumstances, conditions, events or incidents, including, without limitation, the Release or presence of any Hazardous Substances, which could form the basis of any Environmental Claim against WPCS-Seattle.

(d)           WPCS-Seattle has made available to Purchaser true, complete and correct copies and results of any reports, studies, analyses, tests or monitoring possessed by WPCS-Seattle pertaining to Hazardous Substances in, on, beneath or adjacent to any property or assets currently or formerly owned, operated, occupied or leased or used in connection with the Business, or regarding Seller’s compliance with applicable Environmental Laws.

(e)           The transactions contemplated hereunder require no notice or approval from any Governmental Authority with jurisdiction over the environment in order to transfer control in any environmental Permit.

27

4.22        Absence of Certain Changes. From December 31, 2013 to the date hereof, except as set forth on Schedule 4.22, disclosed in the Financial Statements or otherwise contemplated by this Agreement, Sellers have conducted the Business in all material respects in the ordinary course and consistent with past practice and there has not been:

(a)           Any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of WPCS-Seattle (whether or not covered by insurance) that constitutes a Material Adverse Effect;

(b)           Any change in the business, financial condition or operations of WPCS-Seattle that has had a Material Adverse Effect;

(c)           Any change relating to employees, including, without limitations, any increase in the compensation, granting of bonuses payable or to become payable by the Sellers in connection with the Business, hiring of new employees except in the ordinary course of the Business consistent with past practice;

(d)           Except in the ordinary course of the Business, any sale or transfer or other disposition by WPCS-Seattle of any assets, Tangible Personal Property or Intellectual Property, any mortgage or pledge or creation of any Encumbrance relating to any such property, any lease of equipment or any cancellation of any debt or claim;

(e)           Any change of the methods of accounting or accounting practices, business or manner of conducting business of Sellers or any other event or development that has had, or would have individually or in the aggregate, a Material Adverse Effect;

(f)           Any other transaction not in the ordinary course of the Business or not otherwise consistent with the past practices of WPCS-Seattle;

(g)           Any material transactions with Affiliates of WPCS-Seattle, including without limitation WPCS, relating to the Business or the Purchased Assets, which are not listed on Schedule 4.22 hereto;

(h)           Any waiver by WPCS-Seattle of any right of material value;

(i)           Any acquisition by Sellers of all of any part of the assets, properties, capital stock or business of any other Person;

(j)           Any material change by WPCS-Seattle to its business policies regarding advertising, marketing, pricing, sales or returns;

(k)           Any material expenditures by WPCS-Seattle in connection with the Business, except in the ordinary course of the Business;

(l)           Any incurrence by WPCS-Seattle of any material debt in connection with the Business, except in the ordinary course of the Business; or

28

(m)           Any dividend or distribution declared or paid on the capital stock of WPCS-Seattle.

4.23        Inventories. Except as set forth on Schedule 4.23, (a) the Inventory is in the physical possession of Sellers, and (b) none of the Inventory is pledged as collateral or held on consignment by others. The Inventory has been, determined and valued on a first-in first-out basis (but not in excess of net realizable value), in accordance with GAAP, applied on a basis consistent with the Financial Statements. The Inventory was acquired or produced by Sellers in the ordinary course of the Business. Except as reflected in the reserve for unsalable or obsolete inventory reflected in the Financial Statements, the Inventory is good and merchantable and is of a quality and quantity presently useable and salable by WPCS-Seattle in the ordinary course of the Business consistent with past practice, except for such failures of inventory to meet standards or requirements as would not, individually or in the aggregate, have a Material Adverse Effect.

4.24        Deposits. Attached as Schedule 4.24 is a true, correct and complete list of all Deposits of WPCS-Seattle as of the date hereof, setting forth the amount of each Deposit.

4.25        Backlog. The value of WPCS-Seattle’s sales order backlog has not materially decreased since November 30, 2013.

4.26        No Brokers. Sellers have not entered into any agreement, arrangement or understanding with any Person which will result in any obligation by Purchaser to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

4.27        Product Warranties. The Sellers have not undertaken any performance obligations or made any warranties or guarantees with respect to any services performed by or goods provided by the Sellers other than those disclosed on Schedule 4.27.

4.28        Disclosure. The inclusion of any item on any Disclosure Schedule shall constitute disclosure for all purposes under this Agreement and all such information is deemed to be fully disclosed to Purchaser, and shall not be construed as an indication of the materiality or lack thereof of such item.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth under the corresponding section of the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation, warranty or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, Purchaser represents and warrants to the Sellers, and acknowledges that such representations and warranties are material inducements to the Sellers entering into this Agreement, as follows:

29

5.1           Organization and Good Standing. Purchaser is duly organized, validly existing and in good standing under the laws of the state in which it is incorporated. Purchaser has full corporate power and authority to conduct its business as presently being conducted and to own, operate and lease its properties and assets therein and to execute and deliver this Agreement, to purchase the Purchased Assets which it is purchasing from the Sellers and to consummate the transactions contemplated by this Agreement.

5.2           Power and Authority; Binding Effect. Purchaser has all necessary power and authority and has taken all action necessary to authorize, execute and deliver this Agreement and the Transaction Documents, to consummate the transactions contemplated by this Agreement and the Transaction Documents, and to perform its obligations under this Agreement and Transaction Documents. Purchaser has delivered to Sellers copies of all resolutions of Purchaser’s board of directors and/or shareholders with respect to the transactions contemplated by this Agreement and the Transaction Documents, certified by the Secretary of Purchaser, in form reasonably satisfactory to counsel for Sellers. No other action on the part of Purchaser is required to authorize the execution and delivery of this Agreement and to consummate the transactions contemplated hereby. This Agreement and the Transaction Documents have been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by the Enforceability Limitations.

5.3           No Conflict or Violation. Neither the execution, delivery and performance of this Agreement or the Transaction Documents by Purchaser, nor the consummation of any of the transactions contemplated by this Agreement or the Transaction Documents do, or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, violate or conflict with Purchaser’s Charter Documents, (ii) result in any breach of violate or constitute a default (or an event which with notice or lapse of time or both would become a default) under, terminate or cancel or give to others any rights of termination, acceleration or cancellation of (with or without notice or lapse of time or both), any contract, agreement, indenture or other instrument to which Purchaser is a party, (iii) result in the creation of an Encumbrance of any nature whatsoever on any of the properties of Purchaser, or (iv) result in the termination of any license, franchise, lease or permit to which Purchaser is a party.

5.4           Consents and Approvals. No consent, approval or authorization of, or declaration, filing or registration with, any Person is required to be made or obtained by Purchaser in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, which consent, authorization or approval, declaration, filing or registration has not been obtained or made on the date hereof.

5.5           No Proceedings. There is no Proceeding pending or, to the knowledge of Purchaser, threatened against, relating to or affecting in any adverse manner the transactions contemplated by this Agreement.

5.6           No Brokers. Purchaser has not entered into any agreement, arrangement or understanding with any Person which will result in the obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated by this Agreement.

30

5.7          No Other Agreements. Purchaser has not entered into any agreement, arrangement, promise or understanding with the Sellers or with any of Sellers’ current or former employees, agents, Representatives or Related Persons, which may or will result in the remittance of any fee, commission, consideration, compensation, equity, security, “kickback”, or remuneration of any nature to such persons, directly or indirectly, in connection with the transactions contemplated by this Agreement.

5.8          Insurance. Purchaser has begun the process of obtaining insurance binders and will use its best efforts to have its insurance policies in place as soon as practicable following the Closing. Purchaser shall present Sellers with copies of said policies upon receipt thereof.

5.9          Patriot Act. Purchaser certifies that neither it nor any of its Affiliates has been designated, and is not owned or controlled, by a “suspected terrorist” as defined in Executive Order 13224. Purchaser hereby acknowledges that the Sellers seek to comply with all applicable laws concerning money laundering and related activities. In furtherance of those efforts, Purchaser hereby represents, warrants and agrees that: (i) none of the Purchase Price paid or which will be paid to the Sellers has been or shall be derived from, or related to, any activity that is deemed criminal under United States law; and (ii) no contribution or payment by Purchaser or any of its Affiliates to the Sellers, to the extent that they are within Purchaser’s and/or its Affiliates’ control shall cause the Sellers to be in violation of the United States Bank Secrecy Act, the United States International Money Laundering Control Act of 1986 or the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001. Purchaser agrees to provide Sellers any additional information regarding Purchaser or any of its Affiliates that the Sellers reasonably request to ensure compliance with all applicable laws concerning money laundering and similar activities.

ARTICLE 6
COVENANTS and agreements

Sellers and Purchaser each covenant and agree with the other as follows:

6.1          Consents. Subject to Section 6.2(a) below, between the date of this Agreement and the Closing Date, the Parties will cooperate with each other in obtaining the consents identified in Schedule 6.1 to this Agreement.

6.2          Cooperation.

(a)           Subject to the terms and conditions of this Agreement, each Party shall each use its respective commercially reasonable efforts, in good faith, to take or cause to be taken all action reasonably necessary or desirable on its part so as to permit consummation of the transactions contemplated by this Agreement on or at the earliest reasonably practicable date including, without limitation, (i) to authorize, approve or permit the full and complete sale, conveyance, assignment or transfer of Purchased Assets, free and clear of any Encumbrances, and (ii) any consents or approvals of third persons as contemplated by Section 6.1, above. Without limiting the generality of the foregoing, subject to the terms and conditions of this Agreement, each Party shall cooperate and take such action and execute such other and further documents and instruments of transfer and assumption as reasonably may be requested from time to time after the Closing Date by any other Party to carry out the transfer of the Purchased Assets and the Business as contemplated by and otherwise effectuate the terms and provisions and intent of this Agreement. Subject to the terms and conditions of this Agreement, no Party hereto shall knowingly take or fail to take any action that would substantially impair the prospects of, or materially delay, completing the transactions contemplated by this Agreement.

31

(b)           Unless prohibited by applicable law, the Sellers, as applicable, shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of (i) the occurrence, or failure to occur, of any event known to it which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date such that the conditions set forth in Section 7.1 or Section 8.1, as applicable, would not be met if such failure to be true or accurate were to occur or be continuing on the Closing Date, and (ii) any material failure of any Party known to such Party, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each Party shall use commercially reasonable efforts to remedy such failure.

(c)           In the event that this Agreement is terminated without the transactions contemplated hereby having been consummated, upon the request of Sellers, Purchaser will and will cause its Representatives to promptly redeliver or cause to be redelivered, all copies of documents and information furnished by Sellers, as the case may be, or their Representatives to such Party and their Representatives in connection with this Agreement or the transactions contemplated hereby and destroy or cause to be destroyed all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by Purchaser or its Representatives.

(d)           Each Party shall provide and shall request its auditors to provide the other Party with such historical financial information regarding it (and related audit reports and consents) as the other Party may reasonably request for disclosure purposes under the Securities Laws.

6.3          Press Releases. Sellers and Purchaser shall agree with each other in writing prior to Closing as to the form and substance of any press release related to this Agreement, and shall consult each other as to the form and substance of other public disclosures related thereto; provided, however, that nothing contained herein shall prohibit either Party, following notification to the other Party or after the Closing, from making any disclosure which is required by any Governmental Requirement.

32

6.4          Actions Pending the Closing.

(a)           From the date hereof until the Closing Date, and except as otherwise provided for by this Agreement, or consented to or approved by Purchaser, Sellers shall operate the Business in the ordinary course and shall use commercially reasonable efforts to maintain intact and preserve in all material respects Sellers’ business organization, the Purchased Assets, the Assumed Contracts, their properties, the Business and their relationships with Customers, Suppliers, employees and other Persons in the usual, regular and ordinary course in substantially the same manner as heretofore conducted. Sellers shall promptly notify Purchaser of any material changes to the Business, or WPCS-Seattle’s operations, financial position, assets, Assumed Contracts or prospects. Should any such fact or condition require any change in the Sellers’ disclosure schedules if the Sellers’ disclosure schedules were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Purchaser a supplement to the disclosure schedule specifying such change (the “Supplemental Disclosure Schedules”).

(b)           Without limiting the generality of Section 6.4(a), above, from the date hereof until the Closing Date, Sellers shall not, except with the prior written consent of Purchaser and except as expressly contemplated or permitted by this Agreement:

(i)           carry on the Business other than in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(ii)         incur any indebtedness in an amount greater than $25,000 other than in the ordinary course of the Business;

(iii)        amend their Charter Documents;

(iv)         waive or release any material right or cancel or compromise any material debt or claim;

(v)           liquidate or sell or dispose of any Purchased Assets or acquire any material assets other than inventory in the usual, regular and ordinary course in substantially the same manner as heretofore conducted;

(vi)         increase the rate of compensation of, pay or agree to pay any bonus to, or provide any other employee benefit or incentive to, any of the directors, officers or employees of WPCS-Seattle or directors, officers or employees of WPCS providing services to WPCS-Seattle, except in a manner consistent with past practice or as required by law or contractual obligation in effect as of the date hereof;

(vii)        knowingly take any action, or knowingly fail to take any action, that would render any representation, warranty, covenant or agreement in this Agreement inaccurate or breached such that the conditions in Section 8.1 or Section 8.2 will not be satisfied;

(viii)       modify any Assumed Contracts, including by a change order or oral modification, other than in the usual, regular and ordinary course; or

(ix)         agree or consent to do any of the foregoing.

33

6.5          Sellers’ Employees.

(a)           Not less than ten (10) business days before the Closing Date, the Sellers will deliver to Purchaser an updated schedule of Sellers’ employees with all of the information contained on Schedule 4.11(a). Purchaser may offer employment to such individuals at Purchaser’s sole and absolute discretion. If Purchaser determines to offer employment to any such individuals, any such employment shall be solely on an “at will” basis and Purchaser shall not have any obligation to continue employing such employees for any length of time thereafter, except for Curtis LaChance with whom the Purchaser intends to enter into an Employment Agreement.

(b)           The Sellers will use all reasonable efforts to facilitate the transfer of the Sellers’ employees to Purchaser, and will waive, or cause to be waived, any non-competition, non-solicitation or non-disclosure or similar obligations any such employee granted to or for the benefit of the Sellers or any other agreement, arrangement or provision that would restrict the activities in which such employees could engage in connection with their employment by Purchaser.  Notwithstanding any provision of this Agreement, nothing herein shall confer on any employee any right to continued employment, except as may be provided by law or by agreement between the Purchaser and any employees.

(c)           The Sellers shall be responsible for any Payroll Liabilities arising out of the termination of any of its employees on or prior to the Closing Date. The Sellers shall also remain fully responsible for any payroll, bonus, benefits, cost or liabilities, including without limitation any union costs and liabilities, incurred or accrued prior to the Closing with respect to each employee that may be retained by Purchaser.

(d)           As of the Closing Date, the Sellers will terminate all of its employees and will pay each employee all wages, accrued bonuses and commissions, and accrued vacation pay earned up to the time of termination, including overtime pay.

6.6          Non-Competition and Confidentiality.

(a)           In consideration of the Purchase Price and Purchaser’s covenants set forth in this Agreement, each Seller agrees that, for the period beginning on the Closing Date and ending three (3) years thereafter, it will not directly or indirectly, participate, engage in any business or activity which is, Directly Competitive with the Business.

(b)           For a period of three (3) years beginning on the Closing Date, each Seller shall not in any manner, directly, indirectly, individually, in partnership, jointly or in conjunction with any Person, (i) recruit or solicit or attempt to recruit or solicit, on its behalf or on behalf of any other Person, any employee of Purchaser or an Affiliate of Purchaser, as an employee or consultant; (ii) encourage any Person (other than Purchaser or an Affiliate of Purchaser ) to recruit or solicit any employee of Purchaser or an Affiliate of Purchaser; (iii) otherwise encourage any employee of a Purchaser or an Affiliate of a Purchaser to discontinue his or her employment by a Purchaser or an Affiliate of a Purchaser; (iv) solicit any customer of Purchaser, Sellers or an Affiliate of any Party who is or has been a customer on or prior to the Closing Date for the purpose of providing, distributing, marketing or selling products or services similar to those sold or provided by Purchaser; or (v) persuade or attempt to persuade any customer or supplier of Purchaser or an Affiliate of Purchaser to terminate or modify such customer’s or supplier’s relationship with Purchaser or an Affiliate of Purchaser.

34

(c)           Each Seller acknowledges that the covenants contained in this Section 6.6 were a material and necessary inducement for Purchaser to agree to the transactions contemplated by this Agreement and that the Sellers realized significant monetary benefit, directly or indirectly, from these transactions, and that a violation of any of the terms of this Section 6.6 will cause irreparable and continuing damage to Purchaser, the amount of which will be impossible to estimate or determine and which cannot be adequately remedied by an action at law. Therefore, Purchaser shall have the right to seek an injunction, restraining order or other equitable relief, including, without limitation, specific performance, from any court of competent jurisdiction without posting a bond or similar security in the event of any breach or attempted breach of this Section 6.6, and each Seller hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained. The rights and remedies provided by this Section 6.6 are cumulative and in addition to any other rights and remedies which Purchaser may have hereunder or at law or in equity or otherwise.

(d)           Each Seller agrees that it shall not, and it shall take all commercially reasonable efforts to cause its directors, officers, employees and shareholders and their Affiliates to not, use for itself or others, or publish, disclose or otherwise reveal or divulge, any Confidential Information (as such term is defined below).  Each Seller shall, and shall take all commercially reasonable efforts to cause its directors, officers, employees and shareholders and their Affiliates to, (1) maintain all Confidential Information in the strictest confidence and keep the same secret using at least the same degree of care as it uses for its personal confidential information, (2) retain all Confidential Information in trust in a fiduciary capacity for the sole and absolute benefit of Purchaser, and (3) refrain from using or allowing to be used any Confidential Information for its own benefit or for the benefit of any third party, provided, however, that in the event disclosure of Confidential Information is requested (i) by a Governmental Authority under color of law or applicable regulation, (ii) pursuant to subpoena or other compulsory process, or (iii) otherwise as may be required by law, each such Seller, to the extent lawfully possible, will (X) give Purchaser at least five (5) days prior written notice before its disclosure, and (Y) provide Purchaser with copies of any written responsive materials. For purposes of this Agreement, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), Customer Lists, customer information, Supplier Lists, supplier information, costs, pricing, materials, supplies, venders, products, services, information relating to governmental relations, discoveries, practices, processes, methods, marketing plans, Intellectual Property and other material non-public, proprietary and confidential information of each Seller and the Shareholder relating to the Business or the Purchased Assets, that, in any case, is not otherwise generally available to the public and has not been disclosed by Purchaser to others not subject to confidentiality agreements.  Confidential information does not include information that (i) is already known to a Seller on a non-confidential basis at the time of disclosure to such Seller; (ii) becomes known to a Seller from a source other than Purchaser, provided, that, to the Knowledge of the Sellers, such source has not entered into a confidentiality agreement with Purchaser with respect to such information or obtained the information from an entity or Person who is a party to a confidentiality agreement with Purchaser, and without a breach of this Agreement or without a breach of duty owed by any other Person or entity to Purchaser; (iii) is proven by competent evidence by a Seller that it was independently conceived or discovered by such Seller without reference to or use of the Confidential Information; or (iv) has become publicly known and made generally available through no wrongful act of a Seller.

35

(e)          In case any one or more of the terms or provisions contained in this Section 6.6 shall for any reason be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other terms or provisions hereof, but such term or provision shall be deemed modified or deleted as or to the extent required by applicable law, and such modification or deletion shall not affect the validity of the other terms or provisions of this Section 6.6 or any other terms or provisions of this Agreement.  In addition, if any one or more of the restrictions contained in this Section 6.6 shall for any reason be held to be unreasonable with regard to time, duration, geographic scope or activity, the parties contemplate and hereby agree that such restriction shall be modified and shall be enforced to the extent compatible with applicable law.

6.7           Access to Records and Personnel.

(a)          For a period of six (6) years after the Closing Date, Sellers and their Representatives will have reasonable access to (including the right to make copies of) all Business Records, including, without limitation, books and records of Sellers transferred to Purchaser hereunder, relating to the Purchased Assets or the Business prior to the Closing Date and to all former employees of Sellers having knowledge with respect thereto, to the extent that such access may reasonably be required in connection with matters relating to (i) liabilities of Sellers not assumed by Purchaser hereunder, (ii) all matters as to which Sellers are required to provide indemnification under this Agreement, or (iii) the preparation of any Tax Returns required to be filed by Sellers with respect to any periods prior to the Closing. Such access will be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours, provided such access does not unduly disrupt Purchaser’s normal business operations. Sellers will be solely responsible for any costs or expenses incurred by it pursuant to this Section 6.7(a). If Purchaser wishes to dispose of any of such Business Records, including, without limitation, books and records, prior to the expiration of the six-year period, Purchaser shall, prior to such disposition, give Sellers 90 days’ written notice, at the expense of Sellers, to segregate and remove such books and records as Sellers may select.

(b)          For a period of six (6) years after the Closing Date, Purchaser and its Representatives will have reasonable access to (including the right to make copies of) all of the Business Records, including, without limitation, books and records relating to the Purchased Assets or the Business which Sellers or any of their Representatives are permitted to retain after the Closing Date. Such access will be afforded by Sellers and their Representatives upon receipt of reasonable advance notice and during normal business hours. Purchaser will be solely responsible for any costs and expenses incurred by it pursuant to this Section 6.7(b). If Sellers or their Representatives wish to dispose of any of such Business Records, including, without limitation, books and records, prior to the expiration of such six-year period, it shall, prior to such disposition, give Purchaser 90 days’ written notice, at Purchaser’s expense, to segregate and remove such books and records as Purchaser may select.

36

6.8           Continuation Health Care Coverage. On and after the Closing, WPCS-Seattle will make available to all Qualified Individuals (as hereafter defined) COBRA continuation health coverage. WPCS-Seattle also will notify any Qualified Individual of his or her right to obtain COBRA continuation health coverage from WPCS-Seattle. For purposes of this Section 6.8, “Qualified Individual” means any employee or qualified beneficiary of Seller who, prior to the date of Closing or as a result of the transactions contemplated under this Agreement, has or had incurred a Qualifying Event (as defined by COBRA) and who has elected, or may elect to have COBRA continuation coverage.

6.9           Cooperation in Litigation and Taxes. The Sellers shall provide Purchaser, and Purchaser shall provide the Sellers, at no cost to either party, with such cooperation as may reasonably be requested in connection with (a) the defense of any Proceeding relating to the Purchased Assets or the Business whether existing on the Closing Date or arising thereafter out of, or relating to, an occurrence or event happening on or prior to the Closing Date, or (b) Taxes relating to the Purchased Assets or the Business.

6.10         Accounts Receivable; Delinquent Receivables.  At the Closing, all of the Accounts Receivable and Delinquent Receivables as of the Closing Date shall become the sole property of Purchaser. Immediately following the Closing Date, the Sellers and Purchaser shall jointly notify all Customers who have an outstanding balance with Sellers as of the Closing Date that all payments with respect thereto shall be paid directly to Purchaser.  All monies received by Sellers on or subsequent to the Closing Date for services rendered or products or goods delivered or provided on or prior to the Closing Date or arising from Purchaser’s ownership and operation of the Purchased Assets until the Closing shall be held by Sellers for the benefit of Purchaser and paid over to Purchaser within five (5) business days of receipt.  The Sellers shall hold all such funds as a fiduciary for Purchaser and shall safeguard and transfer such funds to Purchaser, together with all statements and supporting documentation, within the time limitations established hereby.   Purchaser and Purchaser’s accountant shall have access upon reasonable prior notice during normal business hours to inspect and make and retain copies of Sellers’ relevant books and records relating to the Accounts Receivables and the Delinquent Receivables for the purpose of ascertaining Sellers’ compliance with this Section 6.10.

6.11         Licenses and Permits. Sellers shall use their commercially reasonable best efforts to assist Purchaser in obtaining licenses and the Permits to conduct the Business, if and to the extent necessary.

37

6.12         Transition.  For ninety (90) days following the Closing, the Sellers shall use their commercially reasonable efforts, at no cost to Sellers, to encourage WPCS-Seattle Customers, clients, Suppliers, and other business associates to maintain the same business relationships with Purchaser after the Closing as they maintained with Sellers prior to the Closing.  Immediately following the Closing Date, Sellers and Purchaser jointly shall deliver a letter to each of WPCS-Seattle’s Customers, clients, suppliers, and other business associates notifying them of the change in the ownership of the Business and Purchased Assets, and that all correspondence and payments relating to the Business shall thereafter be delivered to Purchaser.  Sellers will refer to Purchaser all customer inquiries and customer prospects relating to the Business of Sellers, including those received through Sellers’ website.  Sellers agree to use their best efforts to take such actions as may be necessary to entitle Purchaser to use WPCS-Seattle’s telephone and facsimile numbers, marketing collateral materials and business forms.  Sellers agree to provide access to WPCS-Seattle’s Microsoft Exchange Servers to provide such services currently provided by WPCS-Seattle or its Affiliates to Sellers, including, but not limited to remote email access and remote access to the estimating and accounting software systems as currently provided to Sellers, and to forward to Purchaser any mail or e-mails received by them after the Closing that relate to the Purchased Assets, the Assumed Liabilities or the operation of the Business after the Closing or otherwise properly relates to Purchaser and not the Sellers. Purchaser agrees to forward to Sellers any mail or e-mails received by Purchaser after the Closing that relate to the Excluded Assets or the Excluded Liabilities or otherwise properly relates to the Sellers and not Purchaser.

In addition, for a period of thirty (30) days following the Closing, the Sellers shall provide Purchaser, at Sellers’ sole cost and expense, with access to the property currently used by WPCS-Seattle in connection with the Business to allow Purchaser to remove the Purchased Assets and to transition the Business. Such removal shall be done in such manner as to avoid any damage to such property. The Sellers and Purchaser both agree to maintain appropriate insurance on the vehicles being purchased during such 30 day period. Purchaser agrees to indemnify Sellers for any damage to such vehicles after the Closing Date of this Agreement.

6.13         Sellers’ Existence.  Until the Sellers have fully satisfied their obligations pursuant to this Agreement, Sellers shall continue to validly exist as corporations, in good standing under the laws of the states of their incorporations, and the Sellers shall take all necessary action, including the payment of any filing and other fees to maintain such existence.

6.14         Exclusivity.

(a)          From the date hereof until the earlier of (i) the Closing Date, or (ii) the termination of this Agreement, Sellers and their Representatives, officers, directors and shareholders shall not, directly or indirectly, engage in any negotiations concerning, or provide any Confidential Information or data to, or have any discussions with, any Person relating to a proposed sale and purchase of the Business or the Purchased Assets (a “Potential Acquisition”), or otherwise knowingly encourage or facilitate any effort or attempt to make or implement a Potential Acquisition.

(b)          The Sellers shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any Potential Acquisition. The Sellers agree that they will take the necessary steps to promptly inform its/their Representatives of the obligations undertaken in this Section 6.14.

38

ARTICLE 7

CONDITIONS TO OBLIGATIONS OF SELLERS

The obligations of Sellers to deliver the Purchased Assets and to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Sellers’ absolute and sole discretion, may be waived in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

7.1           Representations and Warranties. The representations and warranties of Purchaser set forth in Article 5 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Sellers.

7.2           Covenants. Purchaser shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date.

7.3           No Proceedings. No Proceeding will be pending, threatened or anticipated against Purchaser or Sellers seeking to enjoin, or adversely affecting, the consummation of the transactions contemplated by this Agreement.

7.4           Payment. Sellers shall have received the Closing Payment.

7.5           Escrow Funds and Agreement. Purchaser shall have deposited the Escrowed Funds pursuant to the Escrow Agreement and Sellers will have received the Escrow Agreement executed by Purchaser and the escrow agent.

7.6           NASDAQ Approval. WPCS shall have been advised by the NASDAQ Stock Market (“NASDAQ”) that the transactions contemplated hereby will not result in the delisting of the Company’s common stock from NASDAQ.

7.7           Stockholders’ Approval. The stockholders of WPCS shall have approved the transactions contemplated in this Agreement in accordance with Delaware General Corporate Law.

7.8           Closing Certificate. Purchaser shall have delivered to Sellers a certificate, dated the Closing Date and signed by Purchaser’s respective chairman, chief executive officer, president, executive vice president or senior vice president to the effect that each of the representations and warranties made by Purchaser in this Agreement are true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that Purchaser has performed and complied in all material respects with all of its obligations and covenants under this Agreement which are to be performed or complied with by it on or prior to the Closing Date.

7.9           Closing Documents. Purchaser shall have made or caused to be made delivery to Sellers of the items set forth in Section 3.2(a).

39

7.10         Secretary’s Certificate.  A certificate of the secretary of Purchaser certifying the signatures of all officers of Purchaser executing this Agreement or any other agreement, document or instrument contemplated hereby and certifying as true and accurate the attached copies of: (1) Purchaser’s articles of incorporation as in effect at the time of the Closing, (2) Purchaser’s bylaws as in effect at the time of the Closing, and (3) resolutions approved by the board of directors of Purchaser, in their capacity as such, authorizing the Agreement, the Schedules and Exhibits thereto and the transactions contemplated thereby.

7.11         Proceedings and Documentation.  All corporate and other proceedings of Purchaser in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceeding, shall be reasonably satisfactory in substance and form to Sellers and Sellers’ counsel, and Sellers and Sellers’ counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which Sellers are entitled and as may be reasonably requested.

7.12         Certificate of Existence.  Purchaser shall have delivered to the Sellers a Certificate of Existence or Good Standing Certificate, certified by the Secretary of State of Purchaser’s state of incorporation and dated not more than 10 days prior to the Closing Date.

ARTICLE 8

CONDITIONS TO PURCHASER’S OBLIGATIONS

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any of which, in Purchaser’s absolute and sole discretion, may be waived in whole or in part without impairing or affecting any right of indemnification or other right or remedy under this Agreement):

8.1           Representations and Warranties. The representations and warranties of Sellers set forth in Article 4 hereof shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (or on the date when made in the case of any representation and warranty which specifically relates to an earlier date), except as otherwise contemplated by this Agreement or consented to in writing by Purchaser.

8.2           Covenants. Sellers shall have in all material respects performed all obligations and complied with all covenants required by this Agreement to be performed or complied with at or prior to the Closing Date including, but not limited, obtaining the third-party consents set forth on Schedule 6.1.

8.3           No Proceedings. No Proceeding will be pending, threatened or anticipated against any Party seeking to enjoin, or adversely affecting, the transactions contemplated by this Agreement.

8.4           Escrow Agreement. Purchaser will have received the Escrow Agreement executed by the Sellers and the escrow agent.

40

8.5           Seller Closing Certificate. Each Seller shall have delivered to Purchaser a certificate, dated the Closing Date and signed by such Seller’s respective chairman, chief executive officer, president, executive vice president or senior vice president to the effect that each of the representations and warranties made by such Seller in this Agreement are true and correct in all material respects (provided that any representations and warranties qualified by materiality shall be true and correct in all respects) when made and on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, and that such Seller has performed and complied in all material respects with all of its obligations and covenants under this Agreement which are to be performed or complied with by it on or prior to the Closing Date.

8.6           No Material Adverse Effect. WPCS-Seattle shall not have, since the date of this Agreement, suffered any business interruption, damage to or destruction of its properties, or other incident, occurrence, or event (other than the decision to enter into this Agreement) that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

8.7           Closing Documents. Sellers shall have made or caused to be made delivery to Purchaser of the items set forth in Section 3.1(a).

8.8           Seller Secretary’s Certificate.  A certificate of the secretary of each Seller certifying the signatures of all officers of each Seller executing this Agreement or any other agreement, document or instrument contemplated hereby and certifying as true and accurate the attached copies of: (1) such Seller’s certificate of incorporation as in effect at the time of the Closing, (2) such Seller’s by-laws as in effect at the time of the Closing, and (3) resolutions approved by the board of directors and shareholders of such Seller, in their capacity as such, authorizing the Agreement, the Schedules and Exhibits thereto and the transactions contemplated thereby.

8.9           Proceedings and Documentation.  All corporate and other proceedings of each Seller in connection with the transactions contemplated by this Agreement, and all documents and instruments incident to such proceedings, shall be reasonably satisfactory in substance and form to Purchaser and Purchaser’s counsel, and Purchaser and Purchaser’s counsel shall have received all such receipts, documents and instruments, or copies thereof, certified if requested, to which Purchaser are entitled and as may be reasonably requested.

8.10         Consents.  All required consents, permits and approvals shall have been obtained by Sellers.

8.11         Possession of Assets.  Sellers shall have delivered to Purchaser all Customer Lists, Supplier Lists, Intellectual Property and other items contemplated hereby so as to put Purchaser into full possession of all of the Purchased Assets, free and clear of any and all Encumbrances.

41

8.12         Certificate of Existence.  Each Seller shall have delivered to Purchaser a Certificate of Existence or Good Standing Certificate, dated not more than 10 days prior to the Closing Date and certified by the Secretary of State of (i) each Seller’s state of incorporation and (ii) states in which such Seller is qualified to do business as a foreign corporation, provided that, such foreign qualifications may be delivered by Sellers to Purchaser within three (3) business days after the Closing Date.

8.13         Key Employees. Purchaser shall have negotiated acceptable employment arrangements with Curtis LaChance and such other employees as Purchaser shall identify to the Sellers prior to the Closing Date.

8.14         Due Diligence. Purchaser shall have concluded, in its sole and absolute discretion, that the Business, Purchased Assets, Assumed Contracts, results of operation or condition (financial or otherwise) of the Sellers meet all of Purchaser’s requirements and are in all respects satisfactory to Purchaser. By signing this Agreement, the Purchaser shall be deemed to shall have acknowledged that they have satisfactorily completed their due diligence.

8.15         Supplemental Disclosure Schedules. Purchaser shall have received and approved, in its sole and absolute discretion, the Supplemental Disclosure Schedules (as defined in Section 6.4(a)).

8.16         Estimated NABSV and Payroll Liabilities. Purchaser shall have received and approved, in its sole and absolute discretion, the Estimated NABSV and the Payroll Liabilities calculated as of the last day of the calendar month prior to the Closing Date.

ARTICLE 9

SURVIVAL AND INDEMNIFICATIONS

9.1           Survival of Representations, Warranties, Covenants and Agreements.

(a)          All representations, warranties, agreements and indemnities of Sellers contained in this Agreement will survive the Closing Date; provided, that no claim for any misrepresentation or breach of a representation or warranty may be asserted at any time after the second anniversary of the date of this Agreement, except that (i)  any claim that any Seller engaged in a fraudulent activity, or committed a fraud, may be asserted at any time, and (ii) a claim for any misrepresentation or breach of a representation or warranty contained in Section 4.4(a) (Title), Section 4.8 (Tax Matters), Section 4.11 (Labor Matters), Section 4.12 (Employee Benefits) and Section 4.21 (Environmental) may be asserted until the expiration of the applicable statute of limitations period (the period applicable to such representations and warranties shall be referred to as the “Claims Period”). Any claim made by Purchaser with respect to the representations and warranties of Sellers and their predecessors contained in this Agreement must be initiated by Purchaser during the applicable Claims Period. All of the representations and warranties of Sellers contained in this Agreement will in no respect be limited or diminished by any past or future inspection, investigation, examination, or possession on the party of Purchaser or its Representatives, except where Purchaser had actual knowledge that a representation or warranty of Sellers was materially false when made.

42

(b)          All covenants and agreements of Sellers contained in this Agreement (including, but not limited to, the obligation of Sellers, as applicable, to convey the Purchased Assets to Purchaser free and clear of any Encumbrance, the obligations of Sellers set forth in Section 3.4 hereof and the indemnification obligations of Sellers and the Shareholder set forth in Section 9.2) will survive the Closing Date until fully performed or discharged.

(c)          All representations and warranties of Purchaser contained in this Agreement will survive the Closing Date; provided, that no claim for any misrepresentation or breach of a representation or warranty may be asserted at any time after the second anniversary of the date of this Agreement. All covenants and agreements of Purchaser contained in this Agreement (including the indemnification obligations of Purchaser set forth in Section 9.4) will survive the Closing Date until fully performed or discharged.

9.2           Indemnification by Sellers.

(a)          Subject to the terms and conditions contained in this Agreement, following the Closing, Sellers, jointly and severally (the “Seller Indemnifying Party”), shall indemnify and hold harmless, Purchaser and its Affiliates and its respective Representatives, officers, directors, employees, agents, successors and assigns (each a “Purchaser Indemnified Party”), from and against any and all Losses, claims, damages, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses and cost of investigation) actually suffered or incurred by them, arising out of or resulting from:

(i)          Subject to Section 9.1(a) above, the misrepresentation or breach of any representation or warranty made by any Seller contained in this Agreement;

(ii)         the breach of any covenant or agreement by any Seller contained in this Agreement or the nonfulfillment of any agreement or covenant made by any Seller herein;

(iii)        any debt liability or obligation of any Seller not included in the Assumed Liabilities;

(iv)        any Employee Benefit Plan;

(v)         any Environmental Claim or any violation of any Environmental Laws which occurred or relate to time periods or events on or prior to the Closing Date;

(vi)        any warranty claims brought against WPCS-Seattle with regard to services performed by or goods provided by WPCS-Seattle prior to the Closing Date, except that there shall be no indemnification for a warranty claim related to Work in Process;

(vii)       any liability, payment or obligation in respect of any Tax Liabilities owing by any Seller, or any of their predecessors of any kind or description (including interest and penalties with respect thereto);

(viii)      the use, operation, ownership and/or exploitation of the Purchased Assets and/or the Business on or prior to the Closing Date; or

43

(ix)         the Excluded Assets, the Excluded Liabilities and the Excluded Contracts.

9.3           Limits on Indemnification.

(a)          The right of Purchaser to be indemnified pursuant to Section 9.2 shall be the sole and exclusive remedy with respect to any Loss of whatever kind and nature, in law, equity or otherwise, known or unknown, which Purchaser have now or may have in the future, including without limitation, any Losses attributable to any inaccuracy or breach of any representation or warranty to Purchaser at or prior to Closing, or any failure to perform the covenants, agreements or undertakings contained in this Agreement, any Disclosure Schedule or certificate delivered pursuant hereto or any agreement or other document contemplated hereby, other than as a result of actual fraud by any Seller, and except as otherwise provided herein. The Parties acknowledge that (A) except as expressly provided in Article 4, Sellers have not made and are not making any representations, warranties or commitments whatsoever regarding the subject matter of this Agreement, express or implied, and (B) except as expressly provided in Article 4, Purchaser is not relying and has not relied on, any representations, warranties, projections, assumptions or commitments whatsoever regarding the subject matter of this Agreement, express or implied.

(b)          Without limiting the effect of any other limitation contained in this Section 9.3, the indemnification provided for in this Article 9 shall not apply, and Purchaser shall not be entitled to exercise any indemnification rights under this Agreement, except to the extent that the aggregate amount of the Losses against which Purchaser would otherwise be entitled to be indemnified under this Article 9 exceeds $100,000 (the “Basket”). If the aggregate amount of such Losses exceeds the Basket, then Purchaser shall, subject to the other limitations contained herein, be entitled to be indemnified for the entire amount of such Losses subject to the Cap without regard to the Basket.

(c)          Except as set forth in this Section 9.3(c), Sellers’ indemnity obligations for Losses under this Article 9 shall be limited, in the aggregate, to 100% of the Purchase Price, as adjusted (the “Cap”), except in the case of fraud, intentional misrepresentation, intentional breach of representation or warranty or with respect to Section 4.4(a) hereof, which shall be unlimited. The sum of any amounts paid from the Escrowed Funds to Purchaser in connection with any Losses under this Article 9 shall be counted towards the Cap for the purposes of this Article 9.

(d)          Nothing in this Section 9.3 shall limit any remedy any Purchaser may have against any Seller for fraud committed by such Seller or the Shareholder under applicable laws.

9.4           Indemnification by Purchaser. Subject to the terms and conditions contained in this Agreement, following the Closing, Purchaser (the “Purchaser Indemnifying Party”) shall indemnify and hold harmless, Sellers and their Affiliates and their respective Representatives, officers, directors, employees, agents, successors and assigns (each a “Seller Indemnified Party”) from and against any and all Losses claims, damages, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses and costs of investigation), actually suffered or incurred by them, arising out of or resulting from:

44

(a)          the misrepresentation or breach of any representation or warranty made by Purchaser contained in this Agreement, including, without limitation, Purchaser’s failure to satisfy any requirements of the Assumed Liabilities subsequent to the Closing Date provided for hereunder;

(b)          the breach of any covenant or agreement by Purchaser contained in this Agreement or nonfulfillment of any agreement or covenant made by Purchaser herein; or

(c)          the use, operation, ownership and/or exploitation of the Purchased Assets by Purchaser subsequent to the Closing Date.

9.5           Notice of Loss; Third Party Claims.

(a)          Subject to Section 9.1 above, in the event that an Indemnified Party proposes to make a claim for indemnification pursuant to Sections 9.2 or 9.4 hereof (other than a Third Party Claim as discussed below), the Indemnified Party will deliver, on or prior to the date upon which the applicable representations, warranties, indemnities or covenants may be asserted pursuant to Section 9.1, written notice to the Indemnifying Party which states (i) that a Loss has occurred, (ii) the provisions of this Agreement in respect of which such right of indemnification is claimed or arises, and (iii) each individual item of Loss or other claim, in reasonable detail, including the amount and date of such Loss (to the extent reasonably ascertainable).

(b)          If the Indemnified Party shall receive notice of any action, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for indemnification pursuant to Sections 9.2 or 9.4, the Indemnified Party shall promptly give the Indemnifying Party written notice of such Third Party Claim; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations under this Article 9 except to the extent that the Indemnifying Party is materially prejudiced by such failure (but in no event shall any such failure or delay extend the Claims Period set forth in Section 9.1 above).

(c)          If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within 10 days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would, in the reasonable judgment of counsel to the Indemnifying Party, make it inappropriate for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required at the expense of the Indemnifying Party and such counsel shall be entitled to full participation in the defense of or prosecution of counterclaims related to any such claim and the Indemnifying Party shall direct its counsel to reasonably cooperate in connection therewith. If the Indemnifying Party does not acknowledge in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim within 10 days, or the Indemnifying Party fails or refuses to promptly assume and defend such Third Party Claim, then the Indemnified Party shall be entitled to assume and control the defense of such Third Party Claim at the Indemnifying Party’s expense and through counsel of the Indemnified Party’s choice.

45

(d)          Notwithstanding anything herein to the contrary, in the event of any Third Party Claim brought by, on behalf of or for the benefit of any Affiliate of the Indemnifying Party, then the Indemnified Party shall control the defense thereof, at the expense of the Indemnifying Party, notwithstanding the Indemnifying Party’s obligation to indemnify the Indemnified Party therefor.

(e)          In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party or Indemnified Party without the prior written consent of the other, which shall not be unreasonably withheld or delayed.

ARTICLE 10

MISCELLANEOUS

10.1         Termination.

This Agreement may be terminated:

(a)          At any time on or prior to the Closing Date, by the mutual consent in writing of the Parties hereto;

(b)          At any time on or prior to the Closing Date, by Purchaser in writing if any Seller has, or by Sellers in writing if Purchaser has, in any material respect, breached (a) any material covenant or agreement contained herein or (b) any material representation or warranty contained herein, and in either case (x) such breach has not been cured within ten (10) days after the date on which written notice of such breach is given to the Party committing such breach and (y) such breach would entitle the non-breaching Party not to consummate the transactions contemplated hereby;

46

(c)          At any time, by any Party hereto in writing, if any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable order enjoining or otherwise prohibiting the transactions contemplated herein;

(d)          By any Party hereto in writing, if the Closing Date has not occurred by May 31, 2014, unless the failure of the Closing to occur by such date shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements set forth herein.

10.2         Effect of Termination. In the event this Agreement is terminated pursuant to Section 10.1, this Agreement shall become void and have no effect, except that (a) the provisions relating to confidentiality set forth in Section 6.7(c), (d) and (e) shall survive any such termination, and (b) a termination pursuant to Section 10.1(b) shall not relieve the breaching Party from liability for an uncured willful breach of such covenant or agreement or representation or warranty giving rise to such termination.

10.3         Waiver. Except where not permitted by applicable Governmental Requirements, Purchaser and Sellers, by written instrument signed by such Party, may at any time extend the time for the performance of any of the obligations or other acts of Sellers, on the one hand, or Purchaser, on the other hand, and may waive (a) any inaccuracies of such Parties in the representations or warranties contained in this Agreement or any document delivered pursuant hereto or thereto, (b) compliance with any of the covenants, undertakings or agreements of such Parties, or satisfaction of any of the conditions precedent to its obligations, contained herein or (c) the performance by such Parties of any of its obligations set out herein or therein. No such waiver or extension shall be effective unless specifically made in writing and any waiver by a Party of any breach of or failure to comply with any of the provisions of this Agreement by the other Party shall not be construed as, or construe a continuing waiver of, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

10.4         Further Assurances. Both before and after the Closing Date, each Party will cooperate in good faith with each other Party and will take all appropriate action and execute any agreement, instrument or other writing of any kind which may be reasonably necessary or advisable to carry out and confirm the transactions contemplated by this Agreement.

47

10.5         Risk of Loss. Risk of loss with respect to any property or assets of Sellers, as applicable, will be borne by Sellers, as applicable, at all times prior to the Closing and will pass to Purchaser only upon transfer to Purchaser at Closing of title to the Purchased Assets; notwithstanding the foregoing, risk of loss with respect to any Non-Transferable Assets will also pass to Purchaser at Closing. If any of the Tangible Personal Property is lost, damaged or destroyed by fire, theft, casualty or any other cause or causes prior to the Closing (a “Casualty”), Sellers shall promptly notify Purchaser in writing of such Casualty and the details thereof and shall answer promptly any reasonable requests from Purchaser for details or information. Purchaser shall thereafter proceed with the Closing, except that in the event of a Casualty to the Tangible Personal Property, the Purchase Price will be reduced by the dollar amount (based upon replacement value) of the Casualty loss (and any insurance proceeds received or receivable as a result of such Casualty will be payable to Sellers); provided, however, that if such Casualties materially interfere or have a Material Adverse Effect, in Purchaser’s reasonable discretion, with the operation of or on the Business, Purchaser may terminate this Agreement. Purchaser must exercise its option to terminate by written notice to Sellers within fifteen (15) days or the number of days remaining to the Closing, whichever is less, after the later of Purchaser receiving (a) written notice of any such Casualty and (b) satisfactory responses to all of its reasonable requests, if any, for details or information. If this Agreement is not terminated by Purchaser pursuant to this Section 10.5 and if Purchaser and Sellers are unable to agree as to the dollar amount of the loss (based upon replacement value) or the insurance proceeds to be recovered, the Parties shall proceed with the Closing as scheduled, except that Purchaser shall place in escrow (to be held pending agreement as to the final amount) an amount (based upon estimated replacement value of the damaged or destroyed property) as determined by a firm selected by independent accountants to be agreed upon by the Parties (the “Casualty Amount”). The Casualty Amount shall be held in escrow until the dispute has been resolved following the Closing either by agreement of Purchaser and Sellers or otherwise. In the event that the actual Casualty loss is greater than or less than the Casualty Amount held in escrow, to the extent necessary, the Parties shall make appropriate adjustment payments.

10.6         Notices. Unless otherwise provided in this Agreement, any agreement, notice, request, instruction or other communication to be given hereunder by any Party to another must be in writing and (a) delivered personally (such delivered notice to be effective on the date it is delivered), (b) mailed by certified mail, postage prepaid (such mailed notice to be effective three (3) business days after the date it is mailed), (c) deposited with a reputable overnight courier service (such couriered notice to be effective one (1) business day after the date it is sent by courier) or (d) sent by electronically confirmed facsimile or email transmission (such facsimile or email transmission notice to be effective on the date that confirmation of such facsimile or email transmission is received), with a confirmation sent by way of one of the above methods, as follows:

If to Sellers or the Shareholder, addressed to:

Sebastian Giordano

c/o WPCS International Incorporated

600 Eagleview Boulevard, Suite 300

Exton, Pennsylvania 19341

Telephone: (484) 359-7229

Facsimile: (484) 359-7215

Email: sgiordano@wpcs.com

48

With copies to:

Sichenzia Ross Friedman Ference LLP

61 Broadway, 32nd Floor

New York, New York 10006

Attention: Harvey Kesner

Telephone: (212) 930-9700

Facsimile: (212) 930-9725

Email: hkesner@srff.com

If to Purchaser, addressed to:

EC Company

2121 NW Thurman Street

Portland, Oregon 97201

Attention: Joel Scroggy, CFO

Telephone: (503) 220-3525

Facsimile:

Email: JOELS@e-c-co.com

With a copy to:

Ball Janik LLP

15 SW Colorado Avenue, Suite 3

Bend, Oregon 97702

Attn: Kyle D. Wuepper

Telephone: (541) 693-0062

Facsimile: (541) 617-8824

Email: kwuepper@balljanik.com

Any Party may designate in a writing to any other Party any other address or facsimile number to which, and any other Person to whom or which, a copy of any such notice, request, instruction or other communication should be sent.

10.7         Choice of Law. This Agreement is governed by and will be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of Washington without regard to principles of conflicts of law, except that, with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a Party to or the subject of this Agreement, the law of the jurisdiction under which the respective entity was organized will govern.

10.8         Expenses. Each Party hereto shall bear and pay all costs, fees and expenses incurred by it in connection with this Agreement and the transactions contemplated in this Agreement, including, but not limited to, the costs, fees and expenses of its own financial consultants, accountants and counsel.

49

10.9         Headings. The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

10.10         Entire Agreement; Oral Modification. This Agreement contains the entire agreement between the Parties to this Agreement with respect to the subject matter of this Agreement and supersedes each course of conduct previously pursued, accepted or acquiesced in, and each written or oral agreement and representation previously made, by the Parties to this Agreement with respect to the subject matter of this Agreement; and no amendment, modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by all of the Parties hereto.

10.11         Successors and Assigns; Third Party Beneficiaries. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to create, and shall not be construed as creating, any rights enforceable by any person not a Party to this Agreement, and it is the express intent of the Parties that no third party shall have any enforceable rights under this Agreement.

10.12         Severability. If any provision of this Agreement is for any reason determined to be invalid, such provision shall be deemed modified so as to be enforceable to the maximum extent permitted by law consistent with the intent of the Parties as expressed in this Agreement, and such invalidity shall not affect the remaining provisions of this Agreement, which shall continue in full force and effect.

10.13         Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Any Party may execute this Agreement by facsimile signature and the other Parties will be entitled to rely on such facsimile signature as evidence that this Agreement has been duly executed by such Party. Any Party executing this Agreement by facsimile signature shall immediately forward to the other Parties an original signature page by overnight mail.

10.14         Consent to Jurisdiction and Venue. Each Party to this Agreement hereby (i) consents to submit himself, herself or itself to the personal jurisdiction of the Federal courts of the United States located in the Western District of Washington or, if such courts do not have jurisdiction over such matter, to the applicable courts of the State of Washington located King County, (ii) irrevocably agrees that all actions or proceedings arising out of or relating to this Agreement will be litigated in such courts and (iii) irrevocably agrees that he, she or it will not institute any Proceeding relating to this Agreement or any of the transactions contemplated hereby in any court other than such courts. Each Party to this Agreement accepts for himself, herself or itself and in connection with his, her or its properties, generally and unconditionally, the exclusive jurisdiction and venue of the aforesaid courts and waives any defense of lack of personal jurisdiction or inconvenient forum or any similar defense, and irrevocably agrees to be bound by any non-appealable judgment rendered thereby in connection with this Agreement.

50

10.15         Waiver of Jury Trial. THE PARTIES HERETO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES TO IRREVOCABLY WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER AMONG THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.16         Independence of Covenants and Representations and Warranties. All covenants under this Agreement will be given independent effect so that if a certain action or condition constitutes a default under a certain covenant, the fact that such action or condition is permitted by another covenant will not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant. In addition, all representations and warranties under this Agreement will be given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached will not affect the incorrectness or a breach of such initial representation or warranty.

[SIGNATURE PAGE FOLLOWS]

51

IN WITNESS WHEREOF, the Parties to this Agreement have executed or caused this Agreement to be executed on the day and year indicated at the beginning of this Agreement.

PURCHASER:	EC COMPANY

	By:	/s/ Joel Scroggy
Name: Joel Scroggy
Title: Chief Financial Officer

SELLERS:	WPCS INTERNATIONAL – SEATTLE, INC.

	By:	/s/ Joseph Heater
Name: Joseph Heater
Title: Chief Financial Officer

WPCS INTERNATIONAL INCORPORATED

	By:	/s/ Joseph Heater
Name: Joseph Heater
Title: Chief Financial Officer